Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

SEARS HOLDINGS CORPORATION

AND

LANDS’ END, INC.

DATED AS OF [—]

-i-

-ii-

Schedule A-LE Assets
Schedule B-LE Litigation Matters
Schedule C-SHC Assets
Schedule D-SHC Litigation Matters

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is made as of [—], by and between Sears Holdings Corporation, a Delaware corporation (“SHC”), and Lands’ End, Inc., a Delaware corporation and, prior to the Distribution, an indirect wholly owned subsidiary of SHC (“LE”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

WHEREAS, the board of directors of SHC (the “SHC Board”) has determined that it is in the best interests of SHC and its stockholders to separate the LE Business from the rest of SHC;

WHEREAS, in furtherance of the foregoing, the SHC Board has determined that it is appropriate and desirable for SHC and certain of its Subsidiaries to enter into a series of transactions in the manner provided in this Agreement and the Ancillary Agreements whereby (x) SHC will, directly or indirectly through its Subsidiaries, own all of the SHC Assets and assume (or retain) all of the SHC Liabilities, and (y) LE will, directly or indirectly through its Subsidiaries, own all of the LE Assets and assume (or retain) all of the LE Liabilities, in each case as more fully described in this Agreement and the Ancillary Agreements;

WHEREAS, SHC currently intends that, on the Distribution Date, SHC shall distribute to holders of shares of SHC common stock, through a spin-off, all of the outstanding shares of LE Common Stock, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, the Distribution and certain related transactions, taken together, are intended to qualify as a reorganization under Sections 355 and 368 of the Code for U.S. federal income tax purposes; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of SHC, LE and their respective Subsidiaries, following the Distribution;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SHC and LE hereby agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“2011 SHC LTIP” has the meaning set forth in Section 7.4(b)(i).

“2012 SHC LTIP” has the meaning set forth in Section 7.4(b)(i).

“2013 SHC LTIP” has the meaning set forth in Section 7.4(b)(i).

“AAA Commercial Arbitration Rules” has the meaning set forth in Section 11.3(a).

“Action” means any written demand, claim, counterclaim, action, dispute, suit, arbitration, inquiry, subpoena, proceeding or investigation, of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise), in each case, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to LE, its Subsidiaries, and (ii) with respect to SHC, its Subsidiaries; provided, however, that except where the context indicates otherwise, only for purposes of this Agreement and for no other purpose, from and after the Effective Time (1) no SHC Entity shall be deemed to be an Affiliate of any LE Entity and (2) no LE Entity shall be deemed to be an Affiliate of any SHC Entity.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means (i) the Tax Sharing Agreement; (ii) the Transition Services Agreement; (iii) the Master Lease Agreement; (iv) the Master Sublease Agreement; (v) the LES Agreement; (vi) the SYW Agreement; (vii) the Financial Services Agreement; (viii) the Co-Location and Services Agreement; (ix) the Buying Agency Agreement; (x) the Call Center Services Agreement; (xi) the Sears Marketplace Seller Agreement; (xii) the Gift Card Services Agreement; and (xiii) the Implementation Documents.

“Applicable Law” means all applicable laws, ordinances, regulations, rules, and court and administrative orders and decrees of all national, regional, state, local and other governmental units (whether domestic or foreign) that have jurisdiction in the given circumstances.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Persons or elsewhere), of every kind, character, and description, whether tangible or intangible, real, personal or mixed, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(i) all accounting and other Records, whether in paper, microfilm, microfiche, computer tape or disk, magnetic tape, electronic or any other form;

(ii) all apparatus, computers and other electronic data processing and communications equipment, fixtures, electronic kiosks, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(iv) all Real Property Assets;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person, and all rights as a partner, joint venturer or participant;

(vi) all licenses and leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts, agreements or commitments and all rights arising thereunder;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) or oral technical Information, data, specifications, research and development Information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all Information;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivable;

(xiii) all rights under Contracts, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(xiv) subject to Section 8.1(b), all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority and all pending applications therefor;

(xvi) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

(xvii) all assets of any Benefit Plan sponsored or maintained by such Person (except as provided in Section 7.6 with respect to the LE Retiree Program and the Sears Holdings Master Retiree Medical Plan); and

(xviii) all goodwill as a going concern and other intangible properties.

“Balance Sheet Date” means the date of the Reference Balance Sheet.

“Benefit Plan” means, with respect to an entity, each plan, program, policy, agreement, arrangement or understanding that is a deferred compensation, executive compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, severance pay, salary continuation, life, death benefit, health, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by such entity or to which such entity is a party or under which such entity has any obligation; provided that no SHC Restricted Stock Award, nor any plan under which any such SHC Restricted Stock Award is granted, shall constitute a “Benefit Plan” under this Agreement.

“Business” means either the LE Business or the SHC Business, as the context requires.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Applicable Law to remain closed in the New York, New York.

“Buying Agency Agreement” means the Buying Agency Agreement, dated as of the date hereof, by and between Sears Holdings Global Sourcing, Ltd. and LE, as such agreement may be amended, modified or waived from time to time.

“Call Center Services Agreement” means the Shop Your Way Rewards Program Statement of Work (SOW), dated as of November 1, 2012 by and between SHMC and LE, as such agreement may be amended, modified or waived from time to time.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Co-Location and Services Agreement” means the Services Agreement (Lands’ End Co-location Services), dated as of the date hereof, by and between SHMC and LE, as such agreement may be amended, modified or waived from time to time.

“Common Privileges” has the meaning set forth in Section 5.8.

“Competitor” means, solely for purposes of this Agreement and for no other purpose, BJ’s Wholesale Club, Costco Wholesale Corporation, Dillard’s, Inc., Eddie Bauer, Gap Inc., J. C. Penney Company, Inc., J.Crew Group, Inc., Kohl’s Corporation, L.L. Bean, Inc., Limited Brands, Inc., Limited Stores, LLC, Macy’s Inc., Meijer, TJX Companies, Inc., Target Corporation, Wal-Mart Stores, Inc., Amazon.com, Inc., ebay, Inc., each other retailer that competes in any material respect with any SHC Entity, and the Competitor Affiliates of each of them.

“Competitor Affiliates” means each Person that directly or indirectly, and by whatever means, Controls, is under common Control with, or is Controlled by, a Competitor.

“Confidential Information” means all Information, whether disclosed in oral, written, visual, electronic or other form, that (i) a party hereto, its Affiliates or their Personnel (the “Disclosing Party”) discloses to the other party, its Affiliates or their Personnel (the “Receiving Party”), (ii) relates to or is disclosed in connection with this Agreement (including pursuant to Section 6.1 and Section 6.2) or a party’s or a party’s Affiliate’s business, and (iii) is designated as “confidential” by the Disclosing Party (in which event the Information is deemed to be Confidential Information) or is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party. The Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts and analyses, as well as Information for which the Securities and Exchange Commission has granted confidential treatment pursuant to Rule 406 of Regulation C shall be deemed Confidential Information.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Authority or a member of either Group.

“Contract” means each contract, agreement, lease, commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or other interests, as trustee, personal representative or executor, by contract, agreement, obligation, indenture, instrument, lease, promise, credit arrangement, release, warranty, commitment, undertaking or otherwise.

“Deferred Transfer Asset” has the meaning set forth in Section 4.3(a).

“Deferred Transfer Liability” has the meaning set forth in Section 4.3(a).

“Disclosing Party” has the meaning set forth in the definition of “Confidential Information.”

“Disclosure Document” means any registration statement (including the LE Registration Statement) filed with the SEC by or on behalf of any SHC Entity or LE Entity and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the LE Entities or primarily relates to the transactions contemplated by this Agreement or the Ancillary Agreements.

“Dispute” has the meaning set forth in Section 11.1.

“Dispute Meeting” has the meaning set forth in Section 11.2(a).

“Dispute Notice” has the meaning set forth in Section 11.2(a).

“Dispute Resolution Committee” has the meaning set forth in Section 11.2(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” means Computershare Trust Company, N.A.

“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by SHC in its sole and absolute discretion.

“Effective Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 11:59 p.m., New York City Time, on the Distribution Date.

“Encumbrance” means any security interest, pledge, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, hypothecation, mortgage, lien or encumbrance of any other nature, whether or not filed, recorded or otherwise perfected under Applicable Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Financial Services Agreement” means the Financial Services Agreement, dated as of the date hereof, by and between SRC and LE, as such agreement may be amended, modified or waived from time to time.

“Gift Card Services Agreement” means the Gift Card Services Agreement, dated as of January 1, 2008, between LE and SHC Promotions LLC, a Virginia limited liability company, and successor to SHC Promotions, Inc., and the First Amendment thereto, dated as of the date hereof, as such agreement may be amended, modified or waived from time to time.

“Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means the SHC Entities or the LE Entities, as the context requires.

“Implementation Documents” has the meaning set forth in Section 4.1.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Payment” has the meaning set forth in Section 10.5(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, formulations and specifications, quality records and reports, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, cost information, sales and pricing data, customer prospect lists, supplier records and vendor data, correspondence and lists, product data and literature, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information, documents or data.

“Information Statement” means the information statement to be sent to each holder of shares of SHC common stock in connection with the Distribution, as filed with the SEC, as such information statement may be amended or supplemented from time to time prior to the Effective Time.

“Insurance Proceeds” means those monies (i) received by an insured or reinsured from an insurer or reinsurer, (ii) paid by an insurer or reinsurer on behalf of the insured or reinsured or (iii) received (including by way of set-off) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including, retrospectively rated premium adjustments) and net of any self-insured retention, deductible or other form of self-insurance and net of any third party costs or expenses incurred in the collection thereof.

“Intellectual Property” means all right, title and interest in or relating to intellectual property or industrial property, whether arising under the law of the United States or any other country or any political subdivision thereof or multinational laws or any other law, including, (i) patents, patent applications, and all divisionals, continuations and continuations-in-part thereof, together with all reissues, reexaminations, renewals and extensions thereof and all rights to obtain such divisionals, continuations and continuations-in-part, reissues, reexaminations, renewals and extensions, and all utility models and statutory invention registrations and any other such analogous rights, (ii) trademarks, service marks, Internet domain names, trade dress, trade styles, logos, trade names, services names, brand names, corporate names, assumed business names and general intangibles and other source identifiers of a like nature, together with the goodwill associated with any of the foregoing, and all registrations and applications for registrations thereof, together with all renewals and extensions thereof and all rights to obtain such renewals and extensions, (iii) copyrights, mask work rights, database and design rights, moral rights and rights in Internet websites, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, together with all renewals, continuations, reversions and extensions thereof and all rights to obtain such renewals, continuations, reversions and extensions and (iv) confidential and proprietary Information, including, trade secrets and know-how. “Intellectual Property” also includes all goodwill associated with Intellectual Property and the right to sue and recover at law or in equity for past, present and future infringement, misappropriation, dilution, violation or other impairment of such Intellectual Property and all license agreements (including, licenses from or to third parties in respect of Intellectual Property).

“Intercompany Accounts” means all intercompany receivables and payables between one or more of the LE Entities, on the one hand, and one or more of the SHC Entities, on the other hand.

“Intercompany Agreements” means this Agreement, the Ancillary Agreements and the other agreements, arrangements, commitments or understandings, whether or not in writing, between one or more of the LE Entities, on the one hand, and one or more of the SHC Entities, on the other hand.

“Internal Control Audit and Management Assessments” has the meaning set forth in Section 6.2.

“Internal Transactions” has the meaning set forth in Section 3.3.

“Joint Litigation Matter” means each Action (i) in which both a LE Entity and a SHC Entity are named as defendants or in which one or more officers or directors of any LE Entity and one or more officers or directors of any SHC Entity are named as defendants that is a LE Assumed Transaction Liability or (ii) that primarily relates to, arises out of or results from the LE Business, the LE Liabilities, the LE Assets (including product returns and other product Liability, litigation matters that have been commenced on or before the Effective Time and any Liabilities relating to, arising out of or resulting from the items set forth on Schedule B) or any other actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of a LE Entity that SHC believes (in its sole and absolute discretion) the unfavorable resolution of which could have an adverse effect on any SHC Entity or any of its Businesses; provided that for the avoidance of doubt, none of the Actions set forth on Schedule D (or any Actions arising out of such Actions or relating thereto) shall be deemed Joint Litigation Matters.

“LE” has the meaning set forth in the Preamble.

“LE 2013 Cash LTI” has the meaning set forth in Section 7.4(b)(ii).

“LE Annual Report” has the meaning set forth in Section 6.1(b).

“LE Assets” means:

(i) all issued and outstanding capital stock or other equity interests in all the LE Entities other than the LE Common Stock;

(ii) all Assets of any SHC Entity or LE Entity included or reflected on the Reference Balance Sheet, subject to any dispositions of such Assets subsequent to the Balance Sheet Date; provided that the amounts set forth on the Reference Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of LE Assets pursuant to this clause (ii);

(iii) all Assets of any SHC Entity or LE Entity as of the Effective Time that are of a nature or type that would have been reflected on the combined balance sheet of the “Company” (as such term is used in the Reference Balance Sheet) or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Reference Balance Sheet), it being understood that (x) the Reference Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of LE Assets pursuant to this subclause (iii); and (y) the amounts set forth on the Reference Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of LE Assets pursuant to this subclause (iii);

(iv) all Assets of the SHC Entities and the LE Entities as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to LE or any other LE Entity;

(v) all Contracts (1) to which a LE Entity is a party as of the Effective Time or (2) with respect to the purchase of inventory attributable to the LE Business (as determined by SHC in its sole and absolute discretion) and all rights, interests or claims of either the SHC Entities or the LE Entities as of the Effective Time under all such Contracts (but excluding any Contracts to which one or more LE Entities and one or more SHC Entities are parties, if (x) the LE Entity cannot continue to exercise its rights under such Contracts independent from, and without imposing Liability (contingent or otherwise) upon, any SHC Entity or (y) the SHC Entity party thereto cannot continue to exercise its rights under such Contracts independent from any LE Entity);

(vi) all Assets of the SHC Entities and the LE Entities as of the Effective Time that are exclusively related to the LE Business;

(vii) all Intellectual Property owned by or registered to a LE Entity;

(viii) the LE Employment Agreements;

(ix) all Assets of the LE Benefit Plans; and

(x) all Assets set forth on Schedule A.

Notwithstanding the foregoing, the LE Assets shall not in any event include any Asset referred to in clauses (i) through (vi) of “SHC Assets.”

“LE Assumed Transaction Liabilities” means any and all Liabilities arising from, relating to, or derivative of any Action, whether commenced prior to, on or subsequent to the Effective Time, with respect to the Separation or Distribution made or brought by any Person against any SHC Entity or LE Entity and arising from, relating to, or derivative of allegations (i) of breach of fiduciary duty by one or more of the members of LE’s Board of Directors or (ii) that one or more statements made in, or one or more omissions from, the LE Registration Statement, the Information Statement (as amended or supplemented if LE shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than with respect to the matters described in Section 10.3(e), violated one or more federal or state securities laws.

“LE Benefit Plans” has the meaning set forth in Section 7.2(a).

“LE-Branded Gift Cards” has the meaning set forth in the Gift Card Services Agreement.

“LE Business” means the businesses and operations of the LE Entities, including selling casual clothing, accessories and footwear and home products via catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands’ End Shops at Sears and standalone Lands’ End Inlet stores, as more fully described in the LE Registration Statement. Solely with respect to “LE Business” and for purposes of Section 5.8 (Privileged Matters), Section 9.1 (Control of Legal Matters), Section 10.2 (Indemnification by LE) and determining whether a “Stockholding Change” has occurred and for no other purpose, “LE Entities” shall also include any other Persons that Control, are Controlled by or under common Control with any LE Entities and shall exclude SHC Entities.

“LE Cash Distribution” has the meaning set forth in Section 3.1(b).

“LE Common Stock” means the shares of common stock, par value $0.01 per share, of LE.

“LE Employment Agreement” means any individual employment, retention, incentive bonus, severance or other individual compensatory agreement between, as of the Effective Time, any LE Personnel, on the one hand, and any SHC Entity or LE Entity, on the other.

“LE Entities” means, collectively, LE; Lands’ End Direct Merchants, Inc., a Delaware corporation; Lands’ End International, Inc., a Delaware corporation; Lands’ End Media Company, a Wisconsin corporation; Lands’ End Japan KK, a Japanese corporation; Lands’ End Japan Inc., a Delaware corporation; Lands’ End Europe Ltd., a company organized under the laws of England and Wales; Lands’ End GmbH, a corporation with limited liability organized under the laws of the Federal Republic of Germany; Lands’ End Canada Outfitters ULP, a corporation organized under the laws of British Columbia, Canada; and all other Persons that are or hereafter become a Subsidiary of LE.

“LE Financing” has the meaning set forth in Section 3.1(b).

“LE Indemnified Party” has the meaning set forth in Section 10.3.

“LE Liabilities” means:

(i) all Liabilities included or reflected on the Reference Balance Sheet, subject to any discharge of such Liabilities subsequent to the Balance Sheet Date (including all Liabilities under outstanding purchase orders relating to LE, and, for avoidance of doubt Liabilities relating to, arising out of or resulting from LE-Branded Gift Cards); provided that the amounts set forth on the Reference Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of LE Liabilities pursuant to this subclause (i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have been reflected on the combined balance sheet of the “Company” (as such term is used in the Reference Balance Sheet) or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Reference Balance Sheet ), it being understood that (x) the Reference Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of LE Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the Reference Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of LE Liabilities pursuant to this subclause (ii);

(iii) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the LE Business, the LE Liabilities, the LE Assets (including product returns and other product Liability, litigation matters that have been commenced on or before the Effective Time and any Liabilities relating to, arising out of or resulting from the items set forth on Schedule B) or any other actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of a LE Entity, including all LE Litigation Matters;

(iv) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the LE Employment Agreements;

(v) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from (x) the LE Benefit Plans, (y) any special cash retention bonus awarded to LE Personnel by LE that is unvested (or accrued by unpaid) as of or after the Effective Date and (z) fiscal year 2013 attributable to LE Personnel under the LE 2013 Cash LTI;

(vi) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the LE Retiree Program;

(vii) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the LE Financing;

(viii) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the exhibits, schedules and appendices hereto or thereto) as Liabilities to be assumed by LE or any other LE Entity and all agreements and obligations of any LE Entity under this Agreement or any of the Ancillary Agreements;

(ix) any Liabilities for which SHC Entities are entitled to indemnification from the LE Entities pursuant to the Tax Sharing Agreement;

(x) any LE Assumed Transaction Liabilities;

(xi) all obligations with respect to LE’s Personnel (and such individual Personnel’s dependents, beneficiaries, alternate payees and alternate recipients, as applicable under any benefit plan), including accrued but unpaid salaries, wages, overtime, bonuses/incentives, including without limitation any incentive programs and the related payroll taxes; Liabilities for accrued but unpaid vacation, illness and other approved leaves of absence; Liabilities for insurance and pension contributions to multi-employer plans, if any, pursuant to the terms of any applicable collective bargaining agreement; any Liabilities and requirements under COBRA; all Liabilities arising out of or relating to any LE Employment Agreement and all other Liabilities with respect to the employment, service, termination (or alleged termination) of employment or termination (or alleged termination) of service of any such employee, including as provided for under Section 7.1 and Section 7.8; and

(xii) all Liabilities for claims made by any Third Party (but including directors, officers, employees or agents of any LE Entity or SHC Entity acting in their individual capacities and not in their official capacities) against any LE Entity or SHC Entity to the extent relating to, arising out of or resulting from the LE Business, the LE Liabilities or the LE Assets.

Notwithstanding the foregoing, the Liabilities relating to, arising out of or resulting from the Actions set forth on Schedule D shall not in any event be LE Liabilities but instead shall be SHC Liabilities.

“LE Litigation Matters” means such Actions that primarily relate to, arise out of or result from the LE Business, the LE Liabilities, the LE Assets (including product returns and other product Liability, litigation matters that have been commenced on or before the Effective Time and any Liabilities relating to, arising out of or resulting from the items set forth on Schedule B) or any other actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of a LE Entity, but in each case excluding the Actions set forth on Schedule D.

“LE LTIP” has the meaning set forth in Section 7.4(b)(i).

“LE Personnel” has the meaning set forth in Section 7.1.

“LE Pre-65 Retirees” has the meaning set forth in Section 7.6.

“LE Quarterly Report” has the meaning set forth in Section 6.1(a).

“LE Registration Statement” means the registration statement on Form 10 filed by LE with the SEC to effect the registration of LE Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Effective Time.

“LE Retiree Program” means the Lands’ End, Inc. Retiree Program, a participating program under the Sears Holdings Master Retiree Medical Plan which had previously been administered by LE.

“LE Shops” means the Lands’ End Shops at Sears business contemplated in the LES Agreement.

“LES Agreement” means the Lands’ End Shops at Sears Retail Operations Agreement, dated as of the date hereof, by and between SRC and LE, as such agreement may be amended, modified or waived from time to time.

“Liabilities” or “Liability” means with respect to any Person, any and all claims, debts, demands, actions, causes of action, suits, damages, costs, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements of such Person, including all contractual obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, reserved or unreserved, known or unknown, or determined or determinable, whenever arising and including those arising under any Applicable Law, rule, regulation, Action, threatened or contemplated Action, order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include reasonable attorneys’ fees, the costs and expenses of all demands, assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence.

“Marks” has the meaning set forth in Section 4.5.

“Master Lease Agreement” means the Master Lease Agreement, dated as of the date hereof, by and between SRC and LE, as such agreement may be amended, modified or waived from time to time.

“Master Sublease Agreement” means the Master Sublease Agreement, dated as of the date hereof, by and between SRC and LE, as such agreement may be amended, modified or waived from time to time.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Non-Solicit Period” has the meaning set forth in Section 7.9(a).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Personnel” means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a party and its Affiliates; provided that the Personnel of the LE Entities shall not be deemed Personnel of the SHC Entities and the Personnel of the SHC Entities shall not be deemed Personnel of the LE Entities.

“Public Filings” has the meaning set forth in Section 6.1(c).

“Real Property Assets” means all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of an Encumbrance in real property, lessor, sublessor, lessee, sublessee, licensor, licensee, sublicensor, sublicensee or otherwise.

“Receiving Party” has the meaning set forth in the definition of “Confidential Information.”

“Record Date” shall mean the close of business on [—] or the close of business on another date if determined by the SHC Board as the record date for determining holders of shares of SHC common stock entitled to receive LE Common Stock pursuant to the Distribution.

“Records” means documents, files and other books and records, including, books and records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, Actions, and email files and backup tapes regarding any of the foregoing.

“Reference Balance Sheet” means the most recent combined balance sheet of LE, including the notes thereto, included in the LE Registration Statement prior to the Effective Time.

“Representatives” means Personnel, partners, members, counsel, investment advisors, third-party contractors, and other representatives.

“Resolution Failure Date” has the meaning set forth in Section 11.2(a).

“Sears Holdings Master Retiree Medical Plan” means the Sears Holdings Master Retiree Medical Plan, as amended and restated January 1, 2011 and as amended from time to time thereafter.

“Sears Marketplace Seller Agreement” means the Sears Marketplace—Local Marketplace—MyGofer Fulfilled By Merchant (FBM) Agreement, dated as of July 24, 2013 and amended as of the date hereof, by and between SHMC and LE, as such agreement may be amended, modified or waived from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” has the meaning set forth in Section 2.1.

“Shared Privileges” has the meaning set forth in Section 5.8(d).

“SHC” has the meaning set forth in the Preamble.

“SHC AIP” has the meaning set forth in Section 7.4(a).

“SHC ASPP” has the meaning set forth in Section 7.3.

“SHC Assets” means all Assets of the SHC Entities and the LE Entities as of the Effective Time, other than the LE Assets, it being understood that the SHC Assets shall include:

(i) all Contracts or rights thereunder of any SHC Entity or LE Entity as of the Effective Time (other than the Contracts and rights thereunder constituting LE Assets pursuant to clause (v) of the definition of “LE Assets”);

(ii) except as provided in the Master Lease Agreement or the Master Sublease Agreement, any Real Property Assets of the LE Entities relating to the Lands’ End Shops at Sears;

(iii) any and all Assets with respect to, arising out of, or resulting from (A) any Actions relating to any of the SHC Entities or LE Entities or their respective Assets, Liabilities or Businesses and commenced on or before the Effective Time that are not LE Litigation Matters or Joint Litigation Matters, including any and all rights to damage awards, settlement payments, reimbursements or indemnities and (B) the SHC Litigation Matters;

(iv) any and all Assets relating to, arising out of or attributable to the Sears Holdings Master Retiree Medical Plan (including any Assets relating to, arising out of or attributable to the LE Retiree Program);

(v) all Intellectual Property of any SHC Entity or LE Entity (but specifically excluding any Intellectual Property described in clause (vii) of “LE Assets”); and

(vi) all Assets set forth on Schedule C.

“SHC ASPP” has the meaning set forth in Section 7.3.

“SHC Board” has the meaning set forth in the Recitals.

“SHC Business” means (A) the businesses and operations of the SHC Entities and (B) any terminated, divested or discontinued businesses and operations of any SHC Entity or any of its predecessors; provided, however, that the SHC Business shall not include the LE Business.

“SHC Cash Award” has the meaning set forth in Section 7.5.

“SHC Entities” means, collectively, SHC and all of its Subsidiaries other than the LE Entities.

“SHC Indemnified Party” has the meaning set forth in Section 10.2.

“SHC Liabilities” means, without duplication, any and all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Effective Time) of any SHC Entity, in each case that are not LE Liabilities, including any and all Liabilities set forth on Schedule D.

“SHC Litigation Matters” means any and all Actions (i) that are primarily related to the SHC Assets, the SHC Liabilities or the SHC Business, (ii) in which any SHC Entity or LE Entity is a defendant, plaintiff or member of a class of plaintiffs that have been commenced on or before the Effective Time and are not primarily related to the LE Assets, the LE Liabilities or the LE Business, (iii) in which any SHC Entity or LE Entity is a plaintiff that are filed after the Effective Time and relate to the subject matter of an Action in which any SHC Entity or LE Entity is a plaintiff or member of a class of plaintiffs that has been commenced on or prior to the Effective Time (for example, an Action commenced by any SHC Entity after such SHC Entity has opted out of a class action and determined to prosecute a claim outside of the class) or arising out of such Actions or relating thereto, but in each case excluding any LE Litigation Matters and any Joint Litigation Matters or (iv) set forth on Schedule D.

“SHMC” means Sears Holdings Management Corporation, a Delaware corporation.

“SHC Restricted Stock Award” has the meaning set forth in Section 7.5.

“Software” means computer software, programs, databases and applications, whether in source code, object code or other form, including, operating software, network software, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all documentation related thereto.

“SRC” means Sears, Roebuck and Co., a New York corporation.

“Stockholding Change” means the occurrence of any transaction or event (or series of any transactions or events), whether voluntary or involuntary, that results in any LE Entity or material portion of the LE Business or material portion of the LE Assets Controlling, being Controlled by or under common Control with a Competitor.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities Controlled by a Person directly or indirectly through one or more intermediaries.

“SYW Agreement” means the Shop Your WaySM Retail Establishment Agreement, dated as of the date hereof, by and between SHMC and LE, as such agreement may be amended, modified or waived from time to time.

“Tax” or “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, by and between SHC and LE, as such agreement may be amended, modified or waived from time to time.

“Third Party” means any Person that is not a party hereto or an Affiliate of any party hereto.

“Third Party Claim” has the meaning set forth in Section 10.8(a).

“Third Party Proceeds” has the meaning set forth in Section 10.5(a).

“Transfer Impediment” has the meaning set forth in Section 4.3(a).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, by and between SHMC and LE, as such agreement may be amended, modified or waived from time to time.

“Unreleased Liability” has the meaning set forth in Section 4.2.

“Unreleased Person” has the meaning set forth in Section 4.2.

“Unresolved Disputes” has the meaning set forth in Section 11.2(a).

“WARN Act” has the meaning set forth in Section 7.1.

ARTICLE II.

THE SEPARATION

Section 2.1. Separation. On the terms and subject to the conditions set forth in this Agreement, on or prior to the Distribution Date (but subject to Section 4.2 with respect to Unreleased Liabilities and Section 4.3 with respect to Deferred Transfer Assets and Deferred Transfer Liabilities), the transactions set forth in this Section 2.1 (collectively, the “Separation”) shall take place in the order provided below:

(a) Release of Liens and Obligations. SHC shall, and shall cause any applicable SHC Entities to, have taken all actions necessary to cause the LE Entities to be released from all collateral and guarantee obligations under the Second Amended and Restated Credit Agreement, dated April 8, 2011 (as amended or otherwise modified from time to time), among SHC, the other parties party thereto, and Bank of America, N.A., as agent and the Indenture, dated October 12, 2010 (as amended or otherwise modified from time to time), among SHC, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral agent, at the Effective Time.

(b) Internal Reorganization. The total number of shares of LE Common Stock shall be increased from 160,000,000 shares to 480,000,000 shares by means of a stock split or otherwise.

(c) Assets Contribution and Liabilities Assumption.

(i) SHC shall, and shall cause the other applicable SHC Entities to, transfer to SRC all of SHC’s and such other SHC Entities’ respective right, title and interest in and to the LE Assets and SRC shall convey, assign and transfer as a capital contribution by way of contribution to surplus to LE or another applicable LE Entity designated in writing by LE prior to the Effective Time, all such right, title and interest in and to the LE Assets.

(ii) LE shall, and shall cause the other applicable LE Entities to, distribute to SRC or another applicable SHC Entity designated in writing by SHC all of LE’s and such other LE Entities’ respective right, title and interest in and to the SHC Assets held by a LE Entity.

(iii) LE and the applicable LE Entities shall assume all of the LE Liabilities.

(iv) SRC and the applicable SHC Entities shall assume all of the SHC Liabilities.

Each Person required pursuant to this Section 2.1 to assume any Liability shall accept, assume, perform, discharge and fulfill such Liability in accordance with its terms, regardless of (1) when or where such Liabilities arose or arise, were asserted or determined, (2) whether the facts upon which they are based occurred prior to, on or subsequent to the Distribution Date, (3) where or against whom such Liabilities are asserted or determined and (4) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any SHC Entity or LE Entity, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.2. Intercompany Agreements.

(a) Except as set forth in Section 2.2(b), in furtherance of the releases and other provisions of Section 10.1, LE, on behalf of itself and each other LE Entity, on the one hand, and SHC, on behalf of itself and each other SHC Entity, on the other hand, shall terminate, effective as of the Effective Time, any and all Intercompany Agreements in effect as of the Distribution Date and shall settle, or cause to be settled, all Intercompany Accounts at or prior to the Effective Time. Without limiting the foregoing and for the avoidance of doubt, that certain Borrowing Agreement dated as of January 31, 2008 between LE and SHC Promotions LLC and the Borrower’s Note dated as of January 31, 2008 issued by LE shall be terminated as of the Effective Time. No such terminated Intercompany Agreements (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time. Each party hereto shall, at the reasonable request of the other party hereto, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.2(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof) or Intercompany Accounts: (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated hereby or thereby, including the Implementation Documents); (ii) any outstanding intercompany trade receivables or payables that are included or reflected on the Reference Balance Sheet or that are of a nature or type that would have been reflected on the combined balance sheet of the “Company” (as such term is used in the Reference Balance Sheet) or any notes or subledgers thereto were such balance sheet, notes and subledgers prepared on a basis consistent with the preparation of the Reference Balance Sheet; and (iii) any accrued Liabilities incurred in connection with Real Property Assets of the LE Entities relating to the Lands’ End Shops at Sears or services received by LE or the LE Entities from SHC or another SHC Entity under this Agreement or the Ancillary Agreements, in each case, which shall remain outstanding and be paid by LE or the applicable LE Entities to SHC or the applicable SHC Entities in due course.

Section 2.3. Resignation. On or before the Effective Time:

(a) SHC shall deliver to LE the resignation, effective as of the Effective Time, of each Person who is an officer or a director of any LE Entity immediately prior to the Effective Time and who will be an employee or officer of any SHC Entity immediately after the Effective Time.

(b) LE shall deliver to SHC the resignation, effective as of the Effective Time, of each Person who is an officer or a director of any SHC Entity immediately prior to the Effective Time and who will be an employee or officer of any LE Entity immediately after the Effective Time.

ARTICLE III.

THE DISTRIBUTION

Section 3.1. Actions On or Prior to the Distribution Date. Prior to the Distribution, the following shall occur:

(a) Information Statement; Listing. SHC shall make available the Information Statement to the holders of shares of SHC common stock as of the Record Date. LE shall take (with such reasonable assistance as requested of SHC) all such actions as may be necessary or appropriate under the securities or “blue sky” laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. LE shall prepare, file, and use its reasonable best efforts to have approved, an application to permit listing of the LE Common Stock on NASDAQ.

(b) Borrowings and Financings; LE Cash Distribution. In connection with the Separation, (i) LE shall have entered into, and received the resulting proceeds from, the financing transactions described in the Information Statement as occurring on or prior to the Distribution Date (the “LE Financing”) and (ii) LE shall make a cash distribution to SHC (or another SHC Entity) in an amount equal to $[—] (the “LE Cash Distribution”).

(c) Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. (i) SHC and LE shall each take all necessary action that may be required to provide for the adoption by LE of the Amended and Restated Certificate of Incorporation of LE in substantially the form filed as an exhibit to the Registration Statement (the “Amended and Restated Certificate of Incorporation”), and the Amended and Restated Bylaws of LE in substantially the form filed as an exhibit to the Registration Statement (the “Amended and Restated Bylaws”) and (ii) LE shall file the Amended and Restated Certificate of Incorporation of LE with the Secretary of State of the State of Delaware.

Section 3.2. The Distribution Agent. SHC shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

Section 3.3. Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by SHC, in whole or in part, in its sole and absolute discretion):

(a) the SHC Board shall have authorized and approved the Separation and not withdrawn such authorization and approval, and shall have declared the Distribution;

(b) the transactions contemplated by Article II (the “Internal Transactions”) shall have been completed;

(c) the LE Financing shall have been completed and the LE Cash Distribution shall have been paid to SHC;

(d) the Registration Statement filed with the SEC shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) the Information Statement shall have been made available to holders of shares of SHC common stock as of the Record Date;

(f) all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(g) the LE Common Stock to be delivered in the Distribution shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(h) each of the other Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(i) no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or the transactions related thereto shall be in effect, and no other event outside the control of SHC shall have occurred or failed to occur that prevents the consummation of the Distribution or the transactions related thereto;

(j) the SHC Board shall have received an opinion from an outside financial advisor confirming the solvency and financial viability of SHC before the Distribution and of each of SHC and LE after the Distribution, in each case, that is in form and substance acceptable to the SHC Board in its sole and absolute discretion;

(k) the SHC Board shall have received an opinion from the law firm of Simpson Thacher & Bartlett LLP as to the satisfaction of certain requirements necessary for the Distribution and certain related transactions to receive tax-free treatment under Sections 355, 368 and related provisions of the Code;

(l) SHC and LE shall have taken all necessary action to cause the Board of Directors of LE to consist of the individuals identified in the Information Statement as directors of LE as of immediately following the Effective Time;

(m) SHC and LE shall have taken all necessary action to enable SHC to assume operation, maintenance and administration of the LE Retiree Program as of or prior to the Effective Time in accordance with Section 7.6;

(n) LE’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws shall be in effect; and

(o) no event or development shall have occurred or exist that, in the judgment of the SHC Board, in its sole and absolute discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of SHC and shall not give rise to or create any duty on the part of SHC or the SHC Board to waive or not to waive any such condition or to effect the Distribution, or in any way limit SHC’s rights of termination set forth in this Agreement. Any determination made by SHC prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive and binding on the parties.

Section 3.4. The Distribution.

(a) Subject to the terms and conditions set forth in this Agreement:

(i) SRC shall convey, transfer and deliver to SHC all of the issued and outstanding shares of LE Common Stock;

(ii) on or prior to the Distribution Date, SHC shall deliver to the Distribution Agent for the benefit of holders of record of shares of SHC common stock on the Record Date, book-entry transfer authorizations for such number of the issued and outstanding shares of LE Common Stock necessary to effect the Distribution;

(iii) SHC shall effect the Distribution by instructing the Distribution Agent to distribute, on or as soon as practicable after the Effective Time, to each holder of record of shares of SHC common stock as of the Record Date, by means of a pro rata distribution, [—] shares of LE Common Stock for every [—] SHC Common Share so held;

(iv) the Distribution shall be effective at the Effective Time; and

(v) following the Distribution Date, LE agrees to provide all book-entry transfer authorizations for shares of LE Common Stock that SHC or the Distribution Agent shall require in order to effect the Distribution.

(b) Notwithstanding anything to the contrary contained in this Agreement, SHC shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, SHC may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

Section 3.5. Fractional Shares. Fractional shares of LE Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Effective Time, (a) determine the number of whole shares and fractional shares of LE Common Stock allocable to each holder of record or beneficial owner of shares of SHC common stock as of the close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the cash proceeds (net of discounts and commissions) of such sale, based upon the average gross selling price per share of LE Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Distribution Agent. Neither SHC nor LE or the Distribution Agent will guarantee any minimum sale price for the fractional shares of LE Common Stock. Neither SHC nor LE will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of SHC or LE.

ARTICLE IV.

GENERAL PROVISIONS

Section 4.1. Implementation Documents. In order to effectuate the transactions contemplated in this Agreement, each of SHC and LE shall (and shall cause any applicable members of its Group to) execute and deliver, or cause to be executed and delivered, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance (collectively, the “Implementation Documents”) as and to the extent necessary to effect such transactions.

Section 4.2. Novation and Release of Liabilities. If at any time after the Effective Time, any SHC Entity shall remain obligated to any Third Party in respect of any LE Liability or any LE Entity shall remain obligated to any Third Party in respect of any SHC Liability, in each case, as guarantor, assignor, original tenant, primary obligor or otherwise, the following provisions shall apply. Any Liability referred to in this Section 4.2 is hereinafter referred to as an “Unreleased Liability” and any Person remaining obligated for such Liability is hereinafter referred to as an “Unreleased Person.”

(a) LE, at the request of SHC, shall (and shall cause the applicable LE Entity to) use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all LE Liabilities and shall use its reasonable best efforts pursuant to the provisions of this Section 4.2 to cause any SHC Entity that may be an Unreleased Person to be released from any Unreleased Liabilities relating thereto, so that, in any such case, the LE Entities shall be solely responsible for such LE Liabilities.

(b) The parties hereto shall continue on and after the Effective Time to use reasonable best efforts to cause each Unreleased Person to be released from each of its Unreleased Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, no SHC Entity shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such release is requested.

(c) If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the relevant party shall promptly execute and deliver, or cause to be promptly executed and delivered, all such documents and perform all such other acts as may be necessary or desirable to give effect to such delegation, novation, extinction or other release, pursuant to the provisions of this Section 4.2.

(d) The LE Entities and the SHC Entities will cause all letters of credit, guarantees and other credit support currently provided by the SHC Entities (or with respect to which any SHC Entity has any Liability) to be terminated as of the Effective Time such that no SHC Entity shall have further Liability with respect thereto.

Section 4.3. Deferred Transfers.

(a) If and to the extent that the transfer, assignment or novation to the LE Entities of any LE Assets or LE Liabilities, or to the SHC Entities of any SHC Assets or SHC Liabilities, would be a violation of Applicable Law or require any Consent or Governmental Approval or the fulfillment of any condition that cannot be fulfilled prior to the Effective Time by the applicable LE Entity or SHC Entity (the “Transfer Impediments,” which, for the avoidance of doubt, shall not include purely monetary conditions to the extent the necessary funds are advanced, assumed or agreed in advance to be reimbursed by the applicable transferee), then the transfer, assignment or novation to the transferee or assignee of such LE Assets or LE Liabilities or SHC Assets or SHC Liabilities, as applicable, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all Transfer Impediments have been removed. Any such Liability shall be deemed a “Deferred Transfer Liability” and any such Asset shall be deemed a “Deferred Transfer Asset.”

(b) If the transfer or assignment of any Deferred Transfer Asset or assumption of any Deferred Transfer Liability is not consummated prior to or at the Effective Time, whether as a result of the provisions of Section 4.3(a) or for any other reason, then, insofar as reasonably possible, (i) the Person retaining such Deferred Transfer Asset shall thereafter hold such Deferred Transfer Asset for the use and benefit of the Person entitled thereto (at the expense of the Person entitled thereto) and (ii) the Person intended to assume such Deferred Transfer Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Person retaining such Deferred Transfer Liability for all amounts paid or incurred in connection with the retention of such Deferred Transfer Liability. In addition, but subject to the provisions of Section 4.2, the Person retaining such Deferred Transfer Asset shall, insofar as reasonably possible and to the extent permitted by Applicable Law, treat such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person to which such Deferred Transfer Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Deferred Transfer Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Deferred Transfer Asset, including, possession, use, risk of loss, potential for gain, and dominion, control and command over such Deferred Transfer Asset, are to inure from and after the Effective Time to the LE Entity or the SHC Entity entitled to the receipt of such Deferred Transfer Asset. For the avoidance of doubt, the Person holding a Deferred Transfer Asset that is a Contract shall not be obligated to renew, extend or otherwise consent to a modification of such Contract.

(c) If and when all Transfer Impediments, which caused the deferral of transfer of any Deferred Transfer Asset or Deferred Transfer Liability pursuant to Section 4.3(a), are removed, the transfer, assignment or novation of the applicable Deferred Transfer Asset or Deferred Transfer Liability shall be effected in accordance with and subject to the terms of this Agreement and any applicable Ancillary Agreement or Implementation Document.

(d) The Person retaining any Deferred Transfer Asset or Deferred Transfer Liability due to the deferral of the transfer or assignment of such Deferred Transfer Asset or the deferral of the assumption of such Deferred Transfer Liability pursuant to Section 4.3(a) or otherwise shall continue on and after the Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, however, that such Person shall not be obligated, in connection with the foregoing, to expend any money or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Person entitled to such Deferred Transfer Asset or the Person intended to be subject to such Deferred Transfer Liability other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Deferred Transfer Asset or the Person intended to be subject to such Deferred Transfer Liability.

(e) Any Deferred Transfer Asset shall be deemed to have been contributed, distributed, assigned, transferred, conveyed, licensed or delivered pursuant to this Section 4.3 on the date such transfer should have occurred pursuant to Section 2.1 in the absence of the Transfer Impediments upon its actual contribution, distribution, assignment, transfer, conveyance, license or delivery to the applicable Group as contemplated in Section 4.3. Any Deferred Transfer Liability shall be deemed to have been accepted or assumed pursuant to this Section 4.3 on the date such assumption should have occurred pursuant to Section 2.1 in the absence of the Transfer Impediments upon its actual acceptance or assumption by the applicable Group as contemplated in Section 4.3.

Section 4.4. Transfers of Assets or Liabilities Following the Separation. Subject to Section 4.3, if at any time on or after the Separation (including after the Effective Time), any SHC Entity or LE Entity shall receive or otherwise possess any Asset or incur any Liability that is allocated to a member of the other Group pursuant to this Agreement or an Ancillary Agreement, such Person shall, in accordance with the terms hereof, promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto or responsible therefor (or another member of the other Group, as designated by such Person in writing) once becoming aware that such Asset or Liability is required to be transferred hereunder, and such other Person shall accept or assume, or cause to be accepted or assumed, such Asset or Liability. Prior to such transfer and after becoming aware that such Asset or Liability is required to be transferred hereunder, such Person shall hold such Asset or Liability in trust for such other Person so entitled thereto or responsible therefor.

Section 4.5. Corporate Names; Trademarks. Except as specifically provided in this Agreement or the Ancillary Agreements, after the Effective Time, no member of one Group may use any trademark, service mark, trade dress, trade name, business name, brand name, slogan, logo, Internet domain name or other indicia of origin or identifiers of name, whether or not registered, including all common law rights therein, and registrations and applications for registrations thereof, and all goodwill associated with the use of, and symbolized by, any of the foregoing (collectively, the “Marks”) owned by any member of the other Group, except as permitted under Applicable Law or subsequent agreement in writing between the parties. Notwithstanding the foregoing or anything in the Ancillary Agreements to the contrary, no member of one Group shall be required to take any action to remove any reference to any Mark of a member of the other Group from materials already in the rightful possession of customers or other Third Parties as of the Effective Time.

Section 4.6. Certain Matters Governed Exclusively by Ancillary Agreements; Construction of Agreements.

(a) Effective as of the Effective Time, the parties hereto shall, and shall cause applicable members of their respective Groups to, execute and deliver the Ancillary Agreements.

(b) Each of SHC and LE agrees on behalf of itself and members of its Group that, except as otherwise expressly provided for in this Agreement or any Ancillary Agreement, the Tax Sharing Agreement shall exclusively govern all matters relating to the payment of Taxes between such parties and the other Ancillary Agreements shall exclusively govern those matters subject to such agreements.

(c) In the event of:

(i) a conflict that cannot be reconciled between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of the Ancillary Agreement shall control;

(ii) a conflict between the terms of any two or more Ancillary Agreements that cannot be reconciled that relates to, arises out of or is in connection with (A) the Shop Your Way program or Information relating to members of the Shop Your Way program, the terms and conditions of the SYW Agreement shall control, (B) merchandise sold at and services being provided in connection within the Lands’ End Shops at Sears, the terms and conditions of the LES Agreement shall control, (C) the processing of credit card or other similar electronic payments, the terms and conditions of the Financial Services Agreement shall control, (D) the issuance, redemption and acceptance of LE-Branded Gift Cards, SHC-Branded Gift Cards (as defined in the Gift Card Services Agreement) and other gift cards and gift certificates issued by an SHC Entity accepted for payment by LE Entities, the terms and conditions of the Gift Card Services Agreement shall control, (E) real property interests used in the Lands’ End Shops at Sears, the Master Lease Agreement or Master Sublease shall control, (F) services provided by Sears Holdings Global Sourcing, Ltd. to LE, the terms and conditions of the Buying Agency Agreement shall control and (G) all other services contemplated as of the date hereof to be provided by any SHC Entity to any LE Entity after the Effective Time and not contemplated to be so provided under a different Ancillary Agreement, the terms and conditions of the Transition Services Agreement shall control.

Section 4.7. Disclaimer of Representations and Warranties.

(a) LE (on behalf of itself and each LE Entity and the LE Indemnified Parties) understands and agrees that, except as expressly set forth in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the LE Assets or LE Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any LE Asset or LE Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other LE Asset, including any Intercompany Accounts or any accounts receivable of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder or thereunder to convey title to any LE Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(b) SHC (on behalf of itself and each SHC Entity and the SHC Indemnified Parties) understands and agrees that, except as expressly set forth in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the SHC Assets or SHC Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any SHC Asset or SHC Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other SHC Asset, including any Intercompany Accounts or any accounts receivable of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any SHC Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(c) Except as may expressly be set forth in any Ancillary Agreement, all LE Assets and SHC Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title (or leasehold, as applicable), free and clear of any Encumbrance, and (ii) any necessary Consents or Governmental Approvals are not obtained or any requirements of Applicable Law are not complied with.

Section 4.8. Waiver of Bulk-Sale and Bulk-Transfer Laws. Each of the LE Entities hereby waives compliance by each and every SHC Entity with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the LE Assets to any LE Entity. Each of the SHC Entities hereby waives compliance by each and every LE Entity with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any of the SHC Assets to any SHC Entity.

ARTICLE V.

CONFIDENTIALITY; EXCHANGE OF INFORMATION

Section 5.1. Agreement for Exchange of Information; Archives.

(a) Except in the case of an Action or threatened Action by either party hereto or any Person in such party’s Group against the other party hereto or any Person in its Group, and subject to Section 5.1(b), each party hereto shall provide, or cause to be provided, to the other party or any member of its Group, at any time before or after the Separation, as soon as reasonably practicable after written request therefor, all Information in the possession or under the control of its Group (and access to the Personnel of its Group during normal business hours and upon reasonable notice in connection with the discussion and explanation of such Information), which any member of the other party’s Group reasonably requests and is necessary or reasonably advisable (i) to comply with reporting, disclosure, filing or other requirements under Applicable Law or imposed by any national securities exchange or any Governmental Authority having jurisdiction over such Person, (ii) for use in any other judicial, regulatory, administrative or other proceeding (including the SHC Litigation Matters and/or LE Litigation Matters, as applicable) or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) to the extent that SHC and LE have agreed upon, in writing, a fee and the terms and conditions applicable thereto, to facilitate the conduct of its Business in the manner in which it was conducted at any time on or between the date of this Agreement and the Distribution Date. The receiving party shall use any Information received pursuant to this Section 5.1(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(b) Subject to the last sentence of this Section 5.1(b), in the event that either SHC or LE, as applicable, reasonably determines that the exchange of any Information pursuant to Section 5.1(a) could be commercially detrimental, violate any Applicable Law, agreement or policy (including SHC’s or LE’s privacy policies) or waive or jeopardize any attorney-client privilege or attorney work product protection (or in the case of Section 5.1(a)(iv), SHC and LE shall not have reached a written agreement with respect to the fee and/or other terms and conditions associated with the provision of such Information) such party shall not be required to provide access to or furnish such Information to the other party; provided, however, that the parties shall take all commercially reasonable measures to permit compliance with Section 5.1(a) in a manner that avoids any such harm or consequence (as reasonably determined by the Group providing the Information). Both SHC and LE intend that any provision of access to or the furnishing of Information pursuant to this Section 5.1 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) Except as otherwise provided in the Ancillary Agreements, a member of one Group will only process Information about individual customers and/or Personnel, including, names, addresses, telephone numbers, account numbers, customer lists, and demographic, financial and transaction Information, in each case provided by the other Group pursuant to this Section 5.1, in accordance with the privacy policies of the Group providing the Information existing as of the Effective Time (or, as such policies may be revised from time to time, as provided by the Group providing Information to the receiving Group) and all applicable privacy and data protection law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each party hereto agrees to provide reasonable assistance to the other party’s Group in respect of any obligations under privacy and data protection law affecting the disclosure of such personal data to the other party’s Group and will not knowingly process such personal data in such a way to cause the other party’s Group to violate any of its obligations under any Applicable Law.

(d) The party requesting Information shall reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, in complying with a request for Information pursuant to this Article V.

Section 5.2. Ownership of Information. Except as otherwise provided in this Agreement or an Ancillary Agreement, all Confidential Information provided by or on behalf of a Disclosing Party to a Receiving Party shall remain the property of the Disclosing Party and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information to the Receiving Party or any other Person.

Section 5.3. Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement, except as otherwise expressly provided in any Ancillary Agreement, (i) each party hereto shall, and shall cause members of its Group to, use reasonable best efforts to retain all Information in accordance with their respective record retention policies and procedures as in effect as of the Effective Time and (ii) no party hereto shall destroy, or permit any member of its Group to destroy, any Information which any member of the other Group may have the right to obtain pursuant to this Agreement prior to the later of the period in the applicable retention policy or the fifth (5th) anniversary of the Effective Time without first notifying the other party hereto of the proposed destruction and giving the other party hereto the opportunity to take possession of such Information prior to such destruction.

(b) Each of the parties hereto shall, and shall cause members of its respective Group to, use commercially reasonable efforts to deliver to the other party (i) on or prior to the Effective Time, any and all original corporate organizational books that such party or any member of its Group has in its possession primarily relating to the other party’s Business, and (ii) as soon as reasonably practicable following written request, originals of any materials described in (i) and (ii) above which it or any member of its Group are in its possession or control following the Effective Time; provided, however, that with respect to clauses (i) and (ii) of this paragraph (b), the party providing such Records may retain copies of any such Records that relate to its Business, including corporate minute books and risk management files.

Section 5.4. Production of Witnesses; Records; Cooperation.

(a) After the Effective Time and subject to Section 5.1(b), but only with respect to a Third Party Claim, each of SHC and LE shall, and shall cause the other members of its Group to, use commercially reasonable efforts to, make available, upon written request, their officers, employees, other Personnel and agents (whether as witnesses or otherwise) and any books, records or other documents within their control or that they otherwise have the ability to make available, to the extent that each such Person (giving consideration to business demands of such officers, employees, other Personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which SHC or LE, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) SHC and LE shall use their commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions involving each other’s Group, other than an Action by one or more members of a Group against one or more members of the other Group.

(c) The obligation of SHC and LE to make available directors, officers, employees and other Personnel and agents or provide witnesses and experts pursuant to this Section 5.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available Personnel and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.4(a)). Without limiting the foregoing, each of SHC and LE agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any Person of its Group based on such Person’s provision of assistance or Information to the other Group pursuant to this Section 5.4.

(d) Upon the reasonable request of SHC or LE, SHC and LE shall, and shall cause all other relevant members of their respective Group to, enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

Section 5.5. Confidential Information.

(a) Subject to Section 5.6 and the Ancillary Agreements, the Receiving Party, its Affiliates and its and their Personnel will use Confidential Information only in connection with this Agreement and, except as expressly permitted by this Agreement and subject to the first sentence of Section 5.5(b), will not disclose any Confidential Information.

(b) The Receiving Party will (i) restrict disclosure of the Confidential Information to its and its Affiliates’ Personnel with a need to know the Confidential Information for purposes of performing the Receiving Party’s responsibilities or exercising the Receiving Party’s rights under this Agreement, (ii) advise those Personnel of the obligation not to disclose the Confidential Information or use the Confidential Information in a manner prohibited by this Agreement, (iii) copy the Confidential Information only as necessary for those Personnel who need it for performing the Receiving Party’s responsibilities under this Agreement and ensure that confidentiality is maintained in the copying process, and (iv) protect the Confidential Information, and require those Personnel to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care. The Receiving Party will be liable to the Disclosing Party for any unauthorized disclosure or use of Confidential Information by any of its and its Affiliates current or former Personnel in violation of this Section 5.5. The parties acknowledge that notwithstanding the foregoing, the SYW Agreement shall govern the treatment of Confidential Information with respect to Shop Your Way members and the LES Agreement shall govern the treatment of Confidential Business Information and Confidential Personal Information (as such terms are defined in the LES Agreement) with respect to the operation of the LE Shops.

(c) Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems that are not generally available to the Receiving Party’s Personnel or one copy retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

(d) The obligations under this Section 5.5 do not apply to any Confidential Information that the Receiving Party can demonstrate (i) was known to the Receiving Party prior to the disclosure thereof to the Receiving Party from the Disclosing Party without any obligation owed to the Disclosing Party or its Affiliates to hold it in confidence, (ii) is disclosed to third parties by the Disclosing Party or its Affiliates without an obligation of confidentiality to the Disclosing Party or its Affiliate, as applicable, (iii) is or becomes available to any member of the public other than by disclosure by the Receiving Party, its Affiliates or its or their Personnel in violation of Section 5.5, (iv) was or is independently developed by the Receiving Party or its Affiliates or Personnel without use of the Confidential Information, (v) legal counsel’s advice is that the Confidential Information is required to be disclosed by Applicable Law or the rules and regulations of any applicable Governmental Authority or any stock exchange on which such party’s securities are listed and the Receiving Party has complied with Section 5.6 below, or (vi) legal counsel’s advice is that the Confidential Information is required to be disclosed in response to a valid subpoena or order of a court or other governmental body of competent jurisdiction or other valid legal process and the Receiving Party has complied with Section 5.6 below.

Section 5.6. Protective Arrangement. If the Receiving Party determines that the exceptions under Section 5.5(d)(v) or Section 5.5(d)(vi) apply, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

Section 5.7. Other Agreements Providing for Exchange of Information. The rights and obligations granted or created under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

Section 5.8. Privileged Matters. To allocate the interests of each party in the Information as to which any party is entitled to assert a privilege in connection with professional services that have been provided prior to the Effective Time for the collective benefit of each of the SHC Entities and the LE Entities, whether or not such a privilege exists or the existence of which is in dispute (collectively, “Common Privileges”), the parties hereto agree as follows:

(a) SHC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the SHC Business and, subject to Section 5.8(c), not to the LE Business, whether or not the privileged Information is in the possession of or under the control of the SHC Entities or the LE Entities. SHC also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which SHC reasonably anticipates may become, a SHC Liability and that is not also, or that SHC reasonably anticipates will not become, a LE Liability, whether or not the privileged Information is in the possession of or under the control of the SHC Entities or the LE Entities.

(b) Subject to Section 5.8(c), LE shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the LE Business and not to the SHC Business, whether or not the privileged Information is in the possession of or under the control of the SHC Entities or the LE Entities. LE also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which LE reasonably anticipates may become, a LE Liability and that is not also, or that LE reasonably anticipates will not become, a SHC Liability, whether or not the privileged Information is in the possession of or under the control of the SHC Entities or the LE Entities.

(c) SHC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the Separation, the Distribution or the transactions contemplated thereby, it being understood and agreed that the expectation and intention as between SHC and LE with respect to any communications between advisors to SHC and LE occurring up to and including the Effective Time in connection with the Separation, the Distribution and such transactions are that the privilege and the expectation of client confidence belong exclusively to SHC.

(d) Subject to the restrictions in this Section 5.8, SHC and LE agree that they shall have equal right to assert all Common Privileges not allocated pursuant to the terms of Section 5.8(a), (b) or (c) (“Shared Privileges”) with respect to Information as to which the SHC Entities or the LE Entities may assert a privilege.

(e) Each party hereto shall ensure that no member of its Group may waive any Shared Privilege, without the written consent of the other party which shall not be unreasonably withheld or delayed.

(f) In the event of an Action between one or more of the LE Entities, on the one hand, and one or more of the SHC Entities, on the other hand, each such party shall have the right to use any Information that may be subject to a Shared Privilege, without obtaining the consent of the other party, it being understood and agreed that the use of Information with respect to the Action or other dispute between the LE Entities, on the one hand, and the SHC Entities, on the other hand, shall not operate as or be used by either party as a basis for asserting a waiver of such Shared Privilege with respect to Third Parties.

(g) If a dispute arises between any LE Entity, on the one hand, and any SHC Entity, on the other hand, regarding whether a Shared Privilege should be waived to protect or advance the interest of either party, each party hereto agrees that it shall negotiate in Good Faith and endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party.

(h) Upon receipt by either party hereto or by any member of its Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a Shared Privilege or as to which the other party or a member of such other party’s Group has the sole right hereunder to assert a privilege, or if either party obtains knowledge that any of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or any member of its Group may have under this Section 5.8 or otherwise to prevent the production or disclosure of such privileged Information. Each party shall bear its own expenses in connection with any such request.

(i) The transfer of all Records and other Information and each party’s retention of Records and other Information which may include privileged Information of the other pursuant to this Agreement is made in reliance on the agreement of SHC and LE, as set forth in this Article V to maintain the confidentiality of the Confidential Information and to assert and maintain all applicable privileges. The access to Information being granted and the agreement to provide witnesses herein, the furnishing of notices and documents and other cooperative efforts contemplated hereby, and the transfer of privileged Information between and among the parties hereto and members of their respective Groups pursuant hereto shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE VI.

FINANCIAL AND OTHER INFORMATION

Section 6.1. Financial and Other Information.

(a) As soon as practicable, and in any event no later than the earlier of (i) thirty-five (35) days prior to the date LE publicly files its first quarterly report with the SEC that includes its financial statements for such fiscal quarter (the “LE Quarterly Report”) or otherwise makes the LE Quarterly Report publicly available or (i) thirty-five (35) days before SHC is required to file with the SEC its quarterly financial statements following the Effective Time, LE shall deliver to SHC a substantially final draft of the LE Quarterly Report certified by the chief financial officer of LE as presenting fairly, in all material respects, the financial condition and results of operations of the LE Entities. Following such delivery, (x) LE and SHC shall actively consult with each other regarding any changes (whether or not substantive) which LE may consider making to the LE Quarterly Report and related disclosures prior to the filing with the SEC, with particular focus on any changes which would have any effect upon SHC’s financial statements or related disclosures and (y) LE shall deliver to SHC all material revisions to such draft as soon as any such revisions are prepared or made.

(b) As soon as practicable, and in any event no later than the earlier of (i) forty-five (45) days prior to the date LE publicly files its first annual report with the SEC that includes its financial statements for the fiscal year in which the Effective Time occurs (the “LE Annual Report”) or otherwise makes the LE Annual Report publicly available or (ii) forty-five (45) days before SHC is required to file with the SEC its annual financial statements for such fiscal year, LE shall deliver to SHC the substantially final draft of the LE Annual Report certified by the chief financial officer of LE as presenting fairly, in all material respects, the financial condition and results of operations of the LE Entities. Following such delivery, (x) LE and SHC shall actively consult with each other regarding any changes (whether or not substantive) which LE may consider making to the LE Annual Report and related disclosures prior to the filing with the SEC, with particular focus on any changes which would have any effect upon SHC’s financial statements or related disclosures and (y) LE shall deliver all material revisions to such drafts as soon as any such revisions are prepared or made.

(c) With respect to Public Filings by SHC, until the date on which SHC’s annual report on Form 10-K for the year in which the Effective Time occurs is filed, and with respect to Public Filings by LE, until the date on which the LE Annual Report is filed, SHC and LE shall cooperate fully, and cause their respective accountants to cooperate fully, to the extent requested by the other party, in the preparation of the other party’s public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other proxy, information and registration statements, reports, notices, prospectuses and filings made with the SEC or any national securities exchange or otherwise made publicly available (collectively, the “Public Filings”). SHC and LE agree to provide to each other all Information that the other party reasonably requests in connection with any Public Filings or that, in either party’s judgment, is required to be disclosed or incorporated by reference therein under any Applicable Law. Such Information shall be provided by such party in a timely manner to enable the other party to prepare, print and release all Public Filings on such dates as such party shall determine. SHC and LE shall use their reasonable best efforts to cause their respective auditors to consent to any reference to them as experts in any Public Filings required under any Applicable Law. If and to the extent requested by either party, the other party shall diligently and promptly review all drafts of such Public Filings.

(d) To the extent it relates to a pre-Effective Time period, LE shall authorize its auditors to make available to SHC’s auditors both the Personnel who performed or are performing the annual audit of LE and work papers related to the annual audit of LE, in all cases within a reasonable time prior to the opinion date of SHC’s auditors, so that SHC’s auditors are able to perform the procedures they consider necessary to take responsibility for the work of LE’s auditors as it relates to SHC’s auditors’ report on SHC’s annual financial statements, all within sufficient time to enable SHC to meet its timetable for the printing, filing and public dissemination of SHC’s audited annual financial statements.

(e) To the extent it relates to a pre-Effective Time period, LE shall provide SHC’s auditors and management access to Personnel and Records of the LE Entities so that SHC may conduct reasonable audits relating to the financial statements provided by LE pursuant to the provisions of this Section 6.1.

(f) To the extent it relates to a pre-Effective Time period, (i) each of the parties hereto shall give the other party hereto as much prior notice as is reasonably practicable of any changes in, or proposed determination of, its accounting estimates or accounting principles from those in effect as of immediately prior to the Effective Time or of any other action with regard to its accounting estimates or accounting principles or previously reported financial results which may affect the other party’s financial results, (ii) each of the parties hereto will consult with the other and, if requested by the party contemplating such changes, with such party’s auditor and (iii) unless required by generally accepted accounting principles, Applicable Law or a Governmental Authority, LE shall not make such determination or changes which would affect SHC’s previously reported financial results without SHC’s prior written consent, which shall not be unreasonably withheld. Further, LE will give SHC prompt notice of any amendments or restatements of accounting statements with respect to pre-Effective Time period, and will provide SHC with access as provided in Article VI as promptly as possible such that SHC will be able to satisfy its financial reporting requirements.

(g) Until the end of the fiscal year of SHC in which the Effective Time occurs, LE shall, and shall cause each member of its Group to, maintain a fiscal year that commences and ends on the calendar days immediately preceding the days that SHC’s fiscal year commences and ends, respectively, and to maintain monthly accounting periods that commence and end on the calendar days immediately preceding the days that SHC’s monthly accounting periods commence and end, respectively.

(h) If either LE or SHC is the subject of any SEC comment, review or investigation (formal or informal) and which in any way relates to the other party or the other party’s Public Filings, such party shall provide the other party with a copy of any comment or notice of such review or investigation and shall give the other party a reasonable opportunity to be involved in responding to such comment, review or investigation, and the other party shall cooperate with such party in connection with responding to such comment, review or investigation.

(i) Within ten (10) days after the end of each quarter following the Effective Time during which SHC and LE are affiliates, each of SHC and LE shall (i) provide the other party hereto with all related party Information required to be disclosed under the Applicable Law with respect to such quarter and (ii) cooperate to provide consistent disclosure with regard to such Information in any Public Filings.

(j) Information provided pursuant to this Section 6.1 and Section 6.2, other than Information required to be included in the Public Filings, shall be deemed Confidential Information for purposes of this Agreement subject to the terms and conditions of Section 5.5(a). Nothing in this Section 6.1 shall require SHC or LE to violate any agreement with any of its customers, suppliers or other third parties regarding the confidentiality of Information relating to such customer, supplier or other third party or its business; provided that in the event that SHC or LE is required under this Section 6.1 to disclose any such Information, SHC or LE shall use all commercially reasonable efforts to seek to obtain such customers’, suppliers’ or other third parties’ consent to the disclosure of such Information.

(k) Each party hereto agrees and acknowledges, on behalf of itself and members of its Group, that it is aware and will advise its Personnel who receive Information provided hereunder and are otherwise not aware, that (i) the Information provided hereunder may contain material nonpublic Information concerning the other party and (ii) that United States securities laws prohibit any person who has material nonpublic Information concerning a publicly traded Person from purchasing or selling securities of such Person, or from communicating such Information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 6.2. Sarbanes-Oxley Section 404 Compliance. Following the Separation, each party hereto shall continue to provide access to the other party hereto on a timely basis to all Information reasonably required to meet its schedule for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each party hereto will provide all required financial and other Information with respect to itself and members of its Group (including access to personnel and Records) to the other party’s auditors and management in a sufficient and reasonable time and in sufficient detail to permit such other party’s auditors and management to complete the Internal Control Audit and Management Assessments.

ARTICLE VII.

EMPLOYMENT MATTERS; EXECUTIVE COMPENSATION

Section 7.1. Notice Requirements. The LE Entities shall bear any liability that may accrue to any Personnel of the LE Entities (collectively, the “LE Personnel”) or to any unit of government under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state Law, arising out of (a) the transactions under this Agreement and (b) any actions any action taken by the LE Entities after the Effective Time.

Section 7.2. Administration of LE Benefit Plans.

(a) As of the Effective Time, the LE Personnel will be eligible to continue to participate in the benefit plans sponsored, maintained or made available by any LE Entity (the “LE Benefit Plans”), to the extent they were eligible to participate in such plans prior to the Effective Time or become eligible to participate during the period from the Effective Time, subject to the terms and conditions of the LE Benefit Plans, and through the date on which such LE Benefit Plan ceases to be available to the LE Personnel, whether by operation, expiration, or termination of such plan or otherwise. As of and after the Effective Time, LE Benefit Plans shall not include the LE Retiree Program (as discussed in Section 7.6), the SHC ASPP (as discussed in Section 7.3) and the SHC incentive plans (as discussed in Section 7.4).

(b) As of and after the Effective Time, LE or its delegate shall be exclusively responsible for administering each LE Benefit Plan in accordance with its terms, subject to the provisions of Section 7.6. LE shall not assume sponsorship, maintenance or administration of any Benefit Plan that is not a LE Plan or receive or assume any assets or liabilities in connection with any such Benefit Plan.

Section 7.3. Associate Stock Purchase Plan. All LE Personnel shall cease active participation in the Sears Holdings Corporation Associate Stock Purchase Plan (the “SHC ASPP”) with respect to offering periods ending after the Effective Time and shall be treated in the same manner as other similarly situated terminated Personnel of SHC or the other SHC Entities. For the avoidance of doubt, LE’s Personnel who participated in the SHC ASPP prior to the Effective Time shall continue to participate in any offering period under the SHC ASPP ending prior to the Effective Time (subject to any action taken by any such LE Personnel who is participating in this plan to terminate his or her participation prior to the Effective Time). The LE Entities will have no Liability with respect to the SHC ASPP for any LE Personnel, except as required by Law.

Section 7.4. Incentive Plans.

(a) Annual Incentive Plan. As of the Effective Time, LE Personnel shall cease to be eligible to receive any incentive award under the Sears Holdings Corporation Annual Incentive Plan (the “SHC AIP”) with respect to the 2013 fiscal year or any fiscal year thereafter. LE shall be solely responsible for any annual incentive awards that become payable under the terms of annual incentive plan established and sponsored by any LE Entity as of or after the Effective Time.

(b) Long-Term Incentive Plans.

(i) As of the Effective Time, LE Personnel shall cease to be eligible to receive any incentive award under the (x) 2011 Sears Holdings Corporation Long-Term Incentive Program (the “2011 SHC LTIP”), (y) 2012 Sears Holdings Corporation Long-Term Incentive Program (the “2012 SHC LTIP”) and the (z) 2013 Sears Holdings Corporation Long-Term Incentive Program (the “2013 SHC LTIP”). LE shall establish a performance-based long-term incentive program (the “LE LTIP”) as of the Effective Time and shall be solely responsible for all incentive awards that become payable under the terms of the LE LTIP for 2014 and any other performance period ending on or after the Effective Time. Any accruals and the outstanding liabilities arising out of or relating to the close out of the 2011 SHC LTIP, 2012 SHC LTIP and 2013 SHC LTIP, if any, with respect to LE Personnel will be forfeited as of the Effective Time and/or canceled by SHC prior to the payment date.

(ii) SHC shall assign and LE shall assume, as of the Effective Time, the portion of the 2013 Sears Holdings Corporation Cash Long-Term Incentive Plan applicable to LE Personnel (including the applicable plan document, performance metrics and specifics) (the “LE 2013 Cash LTI”) as of the Effective Time. Any accruals and the outstanding Liabilities arising out of or relating to fiscal year 2013 attributable to LE Personnel under the LE 2013 Cash LTI will be transferred to and assumed by LE as of the Effective Time or prior to the payment date for the LE 2013 Cash LTI, as agreed by the parties hereto prior to the Effective Time. LE hereby accepts and agrees to such assumption and agrees to pay all such Liabilities under the LE 2013 Cash LTI.

(c) LE shall be solely responsible for any other incentives or bonuses that have been awarded to LE Personnel as of or after the Effective Time that become payable to LE Personnel under any other LE incentive or bonus program as of or after the Effective Time and any other performance period ending after the Effective Time.

Section 7.5. Restricted Stock Awards; Cash Awards. Any unvested restricted stock award with respect to shares of SHC common stock (“SHC Restricted Stock Award”) and any cash right or award issued with respect to such SHC Restricted Stock Award (“SHC Cash Award”) that was granted under or pursuant to any equity compensation plan or arrangement of SHC, shall be forfeited in accordance with its terms.

Section 7.6. LE Retiree Program. Following the Effective Time, SHC shall assume the administration and funding of the LE Retiree Program, and LE agrees to provide SHC all participant records, participant communications, policy and procedural documentation, summary plan descriptions, program data and any other Information regarding the pre-65 and post-65 components of the LE Retiree Program to enable SHC to assume such administration. Further, LE agrees to allow any former LE Personnel who are eligible retirees under the pre-65 component (including eligible spouses) (“LE Pre-65 Retirees”) as of the Effective Time to continue to receive retiree medical coverage under the LE active group health plan, after the Effective Time and until at least December 31, 2015, after which time (if not sooner), SHC shall determine and communicate any changes to the pre-65 component of the LE Retiree Program. With respect to the remaining LE Pre-65 Retirees as of and after the Effective Time, SHC shall reimburse LE, on a mutually agreed periodic basis (not more frequently than quarterly), LE’s portion of the benefits provided under the LE active group health plan in accordance with the current terms of the LE Retiree Program to LE Pre-65 Retirees enrolled in the LE active group health plan as of the Effective Time.

Section 7.7. No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, no LE Personnel shall receive benefits under a Benefit Plan sponsored or maintained by SHC that duplicate benefits provided by the corresponding LE Benefit Plan. Furthermore, unless expressly provided for in this Agreement or required by Applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements to any compensation or Benefit Plan on the part of any LE Personnel or former LE Personnel, except as specifically provided for under an applicable LE Employment Agreement.

Section 7.8. Employment Agreements; Severance. To the extent LE does not have final copies of any LE Employment Agreements and SHMC has copies of such documents, SHMC will provide copies of all LE Employment Agreements and other assumed documents to LE upon LE’s written request. Except as expressly provided in this Agreement, neither the consummation of the transactions contemplated by this Agreement nor the termination of the status of LE as an affiliate of SHC shall cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any severance program or LE Employment Agreement. Notwithstanding the foregoing, LE shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any LE Employee’s employment with SHC that occurs as a result of or in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including any amounts required to be paid (including any payroll or other Taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and Taxes).

Section 7.9. No Solicit; No Hire.

(a) Neither LE nor any other LE Entity shall, from the Effective Time through and including the second (2nd) anniversary of the later of (x) the date on which the SHC Entities cease to provide transition services to the LE Entities under the Transition Services Agreement and (y) the date on which the SHC Entities cease to provide services to the LE Entities under the terms of the LES Agreement (the “Non-Solicit Period”), either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit or hire as an employee or an independent contractor any individual who (1) is employed by any SHC Entity at the time of such solicitation or discussion of hiring or (2) was employed by any SHC Entity as of the Effective Time; provided that the foregoing shall not apply to persons whom LE and SHC agree in writing and acting in Good Faith were not involved in the six (6) month period prior to such solicitation or hiring, directly or indirectly, in the provision of support or services to any LE Entity or the LE Business or management of any such persons providing support or services to any LE Entity or the LE Business; provided, further, that in the case of both clauses (1) and (2), the LE Entities shall not be precluded from placing general advertisements for employment not directed at the

SHC Entities or soliciting or hiring any such individual whose employment with such SHC Entity was involuntarily terminated; provided, further, that this Section 7.9(a) shall not apply six (6) months after the termination of the Buying Agency Agreement in accordance with its terms to the solicitation or hiring of the Personnel that dedicated substantially all of their business time and attention to providing services to the LE Entities pursuant to the Buying Agency Agreement while that agreement was in effect. Upon SHC’s written request, unless LE and SHC, acting in Good Faith, otherwise agree in writing after such request (it being understood that LE may consult with SHC regarding such request), LE shall take those steps reasonably necessary to enforce the protective covenants contained in any LE Employment Agreement with respect to any termination occurring within two (2) years after the Effective Time involving an individual whose protective covenants in an LE Employment Agreement are still in effect at such time. If such enforcement action is undertaken solely at SHC’s request, SHC shall bear any out-of-pocket costs (including, without limitation, attorney’s fees) incurred by LE associated with such enforcement action. Further, LE agrees that to the extent it desires to amend or replace any protective covenant contained in any LE Employment Agreement after the Effective Time and before second anniversary of the Distribution Date, it shall consult with SHC regarding any such changes and LE and SHC, acting in Good Faith, shall attempt to reach agreement on the scope of any such changes before attempting to implement them and any such replacement agreement shall be deemed to be an LE Employment Agreement for purposes of this Section 7.9(a).

(b) During the Non-Solicit Period, no SHC Entity shall either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit as an employee or an independent contractor any individual who, in the six (6)-month period prior to such solicitation, was employed by any LE Entity and was materially involved in the management of any material portion of the relationship between the LE Entities and the SHC Entities as provided for under this Agreement and the Ancillary Agreements; provided that the foregoing shall not apply to persons whom LE and SHC agree in writing and acting in Good Faith were not materially involved in the management of any material portion of the relationship between the LE Entities and the SHC Entities as provided for under this Agreement and the Ancillary Agreements; provided, further, that the SHC Entities shall not be precluded from general employment solicitations not directed specifically at the LE Entities or soliciting or hiring any such individual whose employment with such LE Entity was involuntarily terminated.

Section 7.10. Non-Disparagement. Neither SHC nor LE shall (and shall cause the respective members of their Groups, as applicable, not to) publicly disparage the SHC Entities or the LE Entities, their respective products, services, or present or former Personnel.

ARTICLE VIII.

INSURANCE

Section 8.1. Insurance Matters.

(a) SHC and LE agree to cooperate in Good Faith to arrange insurance coverage for LE to be effective no later than the Distribution Date. If not obtained prior to the Distribution Date, then following such date, LE agrees to use its commercially reasonable efforts to obtain appropriate insurance policies for itself and the LE Entities covering those risks that, prior to the Effective Time, were jointly insured with the SHC Entities (such as foreign liability, umbrella liability, directors’ and officers’, crime and ocean freight insurance). In no event shall SHC, any other SHC Entity or any SHC Indemnified Party have any Liability or obligation whatsoever to any LE Entity in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any LE Entity for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. LE does hereby, for itself and each other LE Entity, agree that no SHC Entity or any SHC Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of SHC and its Affiliates as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, any professional or other advice with respect to the initial policies for LE, any handling of claims for LE, or any oversight or advice with respect to risk management or other insurance-related issues; provided that this Section 8.1(a) shall not negate SHC’s agreement under Section 8.1(b).

(b) SHC agrees to use its reasonable best efforts to cause the interests and rights of LE and the other LE Entities as of the Effective Time as insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Effective Time) of SHC or any other SHC Entity in respect of the period prior to the Effective Time to survive the Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies; and any proceeds received by SHC or any other SHC Entity after the Effective Time under such policies and programs in respect of LE and the other LE Entities shall be for the benefit of LE and the other LE Entities; provided that the interests and rights of LE and the other LE Entities shall be subject to the terms and conditions of such insurance policies and programs, including any limits on coverage or scope, any deductibles and other fees and expenses and SHC’s allocation of the cost of claims to its business units, including LE, according to its allocation program in effect as of the Effective Time, and shall be subject to the following additional conditions:

(i) LE shall report, on behalf of itself and other the LE Entities, as promptly as practicable, claims to SHC’s Vice President for Risk Management and the Deputy General Counsel of Litigation (or such other individuals as SHC may designate in writing) and otherwise in accordance with SHC’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by SHC to LE in writing);

(ii) LE and the other LE Entities shall indemnify, hold harmless and reimburse SHC and the other SHC Entities for any premiums, retrospectively rated premiums, defense costs, settlements, judgments, legal fees, indemnity payments, deductibles, retentions, claim expenses and claim handling fees or other charges allocated to the LE Entities pursuant to the allocation program maintained by SHC in effect as of the Effective Time, whether such underlying claims are made by a LE Entity, its employees or a Third Party; and

(iii) LE shall, and shall cause the other LE Entities to, cooperate with and assist SHC and the other SHC Entities and share such Information as is reasonably necessary in order to permit SHC and the SHC Entities to manage and conduct the insurance matters contemplated by this Article VIII, including, without limitation, the production of witnesses in accordance with Section 5.4;

(iv) LE shall exclusively bear (and neither SHC nor any other SHC Entity shall have any obligation to repay or reimburse LE or any other LE Entity for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by LE or any other LE Entity under the policies as provided for in this Section 8.1(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the LE Entities, on the one hand, and the SHC Entities, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to SHC’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that either Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to SHC’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, SHC may elect not to reinstate the policy aggregate. In the event that SHC elects not to reinstate the policy aggregate, it shall provide prompt written notice to LE, and LE may direct SHC in writing to, and SHC shall, in such case, reinstate the policy aggregate in which case the policy aggregate shall accrue solely to LE’s benefit; provided that LE shall be responsible for all reinstatement premiums and other costs associated with such reinstatement; provided, further, that SHC shall have the right to pay its pro rata portion of the reinstatement premium and receive the pro rata benefit of the policy aggregate.

In the event that any SHC Entity incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such SHC Entity is entitled to coverage under LE’s third-party insurance policies, the same process pursuant to this Section 8.1(b) shall apply, substituting “SHC” for “LE” and “LE” for “SHC.”

(c) Except as provided in Section 8.1(b), from and after the Effective Time, neither LE nor any other LE Entity shall have any rights to or under any of the insurance policies of SHC or any other SHC Entity.

(d) Neither LE nor any other LE Entity, in connection with making a claim under any insurance policy of SHC or any other SHC Entity pursuant to this Section 8.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between SHC or any other SHC Entity, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by SHC or any other SHC Entity under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of SHC or any other SHC Entity under the applicable insurance policy.

(e) Subject to Section 8.1(b), SHC and the other SHC Entities shall retain the exclusive right to control their insurance policies and programs, including the right to defend, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of their insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any LE Liabilities and/or claims LE has made or could make in the future, and no LE Entity shall, without the prior written consent of SHC, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with insurers of SHC or other SHC Entities with respect to any of the insurance policies and programs of the SHC Entities, or amend, modify or waive any rights under any such insurance policies and programs. Neither SHC nor any other SHC Entity shall have any obligation to secure extended reporting for any claims under any of the insurance policies and programs of SHC or other SHC Entity for any acts or omissions by any LE Entity incurred prior to the Effective Time.

(f) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any LE Entity in respect of any insurance policy or any other contract or policy of insurance.

(g) Nothing in this Agreement shall be deemed to obligate SHC or any other SHC Entity to obtain or maintain credit insurance coverage to cover any Liabilities of the LE Entities that may at any time arise under any insurance coverage for any LE Entity.

(h) Nothing in this Agreement shall be deemed to restrict any LE Entity from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period.

Section 8.2. Miscellaneous. Each of the parties intends by this Agreement that a Third Party, including a third-party insurer or reinsurer, or other Third Party that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, SHC and LE shall negotiate in Good Faith concerning an amendment of this Agreement to avoid such a windfall.

ARTICLE IX.

LEGAL MATTERS

Section 9.1. Control of Legal Matters.

(a) At all times from and after the Effective Time, LE shall assume (or, as applicable, retain) control of each of the LE Litigation Matters, and LE shall use its reasonable best efforts to cause any SHC Entity named as a defendant in any such LE Litigation Matter to be removed and dismissed from such LE Litigation Matter; provided, however, that LE shall not be required to make any such effort if the removal of any SHC Entity would jeopardize insurance coverage or rights to indemnification from Third Parties applicable to such LE Litigation Matter.

(b) At all times from and after the Effective Time, SHC shall assume (or, as applicable, retain) control of each of the SHC Litigation Matters, and SHC shall use its reasonable best efforts to cause any LE Entity named as a defendant in any such SHC Litigation Matters to be removed and dismissed from such SHC Litigation Matter; provided, however, that SHC shall not be required to make any such effort if the removal of any LE Entity would jeopardize insurance coverage or rights to indemnification from Third Parties or other rights applicable to such SHC Litigation Matter.

(c) To the extent LE or SHC is unable to cause a member of the other party’s Group to be removed and dismissed pursuant to Section 9.1(a) or (b), the parties hereto agree to cooperate in defending against such Action and, subject to Section 5.8, to provide each other with access to all Information relating to such Action except to the extent that providing such access and such Information would prejudice an indemnification claim available to such party as contemplated in Article X.

(d) At all times from and after the Effective Time, SHC and LE shall jointly control any Joint Litigation Matter and shall cooperate in defending against such Action; provided, however, that no member of either Group may settle a Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Joint Litigation Matter, which consent shall not be unreasonably withheld or delayed; provided, further, that either party may settle a Joint Litigation Matter if such settlement is for monetary relief only, payable solely by the settling party and provides a full release from, or indemnity for, any Liability under such Joint Litigation Matter for the other party and, as applicable, the members of the other party’s Group and their respective Representatives.

Section 9.2. Notice to Third Parties; Service of Process; Cooperation.

(a) SHC and LE shall cause the SHC Entities and the LE Entities to promptly notify their respective agents for service of process and all other necessary parties, including plaintiffs and courts, of the Separation and shall provide instructions for proper service of legal process and other documents.

(b) LE and SHC shall, and shall cause the members of their respective Groups to, use their reasonable best efforts to deliver to each other any legal process or other documents incorrectly served upon them or their agents as soon as practical following receipt.

(c) If any party hereto or any members of its Group receives notice or otherwise learns of the assertion of a Joint Litigation Matter, such party or member of its Group shall give the other party hereto written notice of such Joint Litigation Matter in reasonable detail. The failure to give notice under this subsection shall not relieve any party hereto (or any member of its Group) its Liability for any Joint Litigation Matter as provided hereunder or under any Ancillary Agreement, except to the extent such party is actually prejudiced by the failure to give such notice. The parties hereto shall be deemed to be on notice of any Joint Litigation Matter pending prior to the Effective Time.

Section 9.3. Orders; Consent Decrees, etc. To the extent that any order, judgment, consent decree or other similar order of any Governmental Authority is binding on any LE Entity, each such LE Entity so bound shall perform all of its obligations under such order, judgment, consent decree or other similar order as and when required.

ARTICLE X.

RELEASES; INDEMNIFICATION

Section 10.1. Release of Pre-Separation Claims.

(a) Except as provided in Section 10.1(c), effective as of the Effective Time, LE does hereby, for itself and each other LE Entity, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any LE Entity and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge SHC and the other SHC Entities, their respective Affiliates, and all Persons who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any SHC Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

(b) Except as provided in Section 10.1(c), effective as of the Effective Time, SHC does hereby, for itself and each other SHC Entity, their respective Affiliates, and all Persons who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any SHC Entity and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge LE, the other LE Entities, their respective Affiliates, and all Persons who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any LE Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

(c) Nothing contained in Section 10.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any other Intercompany Agreements or Intercompany Accounts that are specified in Section 2.2(b) as not to terminate as of the Effective Time, in each case in accordance with its terms. For the avoidance of doubt, nothing contained in Section 10.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any the SHC Entities or the LE Entities that is specified in Section 2.2(b) as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.2(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability provided in or resulting from any other agreement or understanding that is entered into on or after the Effective Time between one party hereto (or a member of such party’s Group), on the one hand, and the other party hereto (or a member of such party’s Group), on the other hand;

(iv) any Liability that the parties hereto may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement;

(v) any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 10.1; or

(vi) any obligation existing prior to the Effective Time of any member of a Group to indemnify any Person who has been a Representative of any member of the Group at any time on or prior to the Effective Time.

(d) LE shall not make, and shall not permit any other LE Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SHC or any other SHC Entity, or any other Person released pursuant to Section 10.1(a), with respect to any Liabilities released pursuant to Section 10.1(a). SHC shall not make, and shall not permit any other SHC Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against LE or any other LE Entity, or any other Person released pursuant to Section 10.1(b), with respect to any Liabilities released pursuant to Section 10.1(b).

(e) It is the intent of each of SHC and LE, by virtue of the provisions of this Section 10.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between or among LE or any other LE Entity, on the one hand, and SHC or any other SHC Entity, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as otherwise set forth in Section 10.1(c). At any time, at the request of the other party hereto, each party hereto shall, no later than the fifth (5th) Business Day following the receipt of such request, cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 10.2. Indemnification by LE. Following the Effective Time and subject to Section 14.1, LE shall, and shall cause the LE Entities to, indemnify, defend and hold harmless each SHC Entity and its Affiliates, and each of their respective current or former directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “SHC Indemnified Party”), from and against all Liabilities actually incurred or suffered by the SHC Indemnified Parties relating to, arising out of or resulting from one or more of the following:

(a) each LE Liability, including arising out of the failure of any LE Entity or any other Person to pay, perform or otherwise promptly discharge any such LE Liability;

(b) any LE-Branded Gift Card;

(c) each breach by LE or any LE Entity of this Agreement;

(d) each breach by LE or any LE Entity of the Tax Sharing Agreement, the Gift Card Services Agreement or any of the Implementation Documents, subject to any specific limitation on liability contained in the applicable agreement and without duplication taking into account the performance by each LE Entity of its indemnification obligations in the agreement;

(e) except to the extent it relates to a SHC Liability, any direct or indirect guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any LE Entity by any SHC Entity that survives the Effective Time; and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in the LE Registration Statement, the Information Statement (as amended or supplemented if LE shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than with respect to the matters described in Section 10.3(e).

Section 10.3. Indemnification by SHC. Following the Effective Time and subject to Section 14.1, SHC shall, and shall cause the SHC Entities to, indemnify, defend and hold harmless each LE Entity and its Affiliates, and each of their respective current or former directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “LE Indemnified Party”), from and against any and all Liabilities arising out of or resulting from any of the following items:

(a) each SHC Liability, including arising out of the failure of any SHC Entity or any other Person to pay, perform or otherwise promptly discharge any such SHC Liability;

(b) each breach by SHC or any SHC Entity of this Agreement;

(c) each breach by SHC or any SHC Entity of the Tax Sharing Agreement or any of the Implementation Documents, subject to any specific limitation on liability contained in the applicable agreement and without duplication taking into account the performance by each LE Entity of its indemnification obligations in the agreement;

(d) except to the extent it relates to a LE Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any SHC Entity by any LE Entity that survives the Effective Time; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in SHC’s or another SHC Entity’s name in the LE Registration Statement, the Information Statement (as amended or supplemented if LE shall have furnished any amendments or supplements thereto) or any other Disclosure Document.

Section 10.4. Indemnification with Respect to Unreleased Liabilities. Without limiting the generality of Section 10.2 and 10.3, LE shall indemnify, defend and hold harmless each SHC Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person and SHC shall indemnify, defend and hold harmless each LE Indemnified Party that is an Unreleased Person against any Liabilities relating to, arising out of or resulting from each Unreleased Liability of such Person.

Section 10.5. Adjustments to Indemnification Obligations.

(a) The parties hereto intend that each Liability subject to indemnification, contribution or reimbursement pursuant hereto will be net of (i) all Insurance Proceeds, and (ii) all recoveries, judgments, settlements, contribution, indemnities and other amounts received (including by way of set-off) from all Third Parties, in each case that actually reduce the amount of, or are paid to the applicable indemnitee in respect of, such Liability (“Third Party Proceeds”). Accordingly, the amount that a party (each, an “Indemnifying Party”) is required to pay to each Person entitled to indemnification hereunder (each an “Indemnified Party”) shall be reduced by all Insurance Proceeds and Third Party Proceeds received by or on behalf of the Indemnified Party in respect of the relevant Liability; provided, however, that all amounts described in Section 10.2 or Section 10.3 which are incurred by an Indemnified Party shall be paid promptly by the Indemnifying Party and shall not be delayed pending any determination as to the availability of Insurance Proceeds or Third Party Proceeds; provided, further, that upon such payment by or on behalf of an Indemnifying Party to an Indemnified Party in connection with a Third Party Claim, to the extent permitted by Applicable Laws such Indemnified Party shall assign its rights to recover all Insurance Proceeds and Third Party Proceeds to the Indemnifying Party and such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to all events and circumstances in respect of which such Indemnified Party may have with respect to all rights, defenses, and claims relating to such Third Party Claim. If, notwithstanding the second proviso in the preceding sentence, an Indemnified Party receives a payment required to be made under this Article X (an “Indemnity Payment”) from an Indemnifying Party in respect of a Liability and subsequently receives Insurance Proceeds or Third Party Proceeds in respect of such Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the amount paid by the Indemnifying Party over the amount that would have been due if such Insurance Proceeds and Third Party Proceeds had been received before the Indemnity Payment was made. Each SHC Entity and each LE Entity shall use reasonable best efforts to seek to collect or recover all Insurance Proceeds and all

Third Party Proceeds to which such Person is entitled in respect of a Liability for which such Person seeks indemnification pursuant to this Article X; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(b) An insurer that would otherwise be obligated to pay a claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

Section 10.6. Contribution. If the indemnification provided for in this Article X is unavailable to, or insufficient to hold harmless, an Indemnified Party in respect of a Liability for which indemnification is provided for herein then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 10.2 or Section 10.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 10.7. Procedures for Indemnification of Direct Claims. Each claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder, which notice shall state the amount claimed, if known, and method of computation thereof, and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have accepted responsibility for the indemnification sought and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such thirty (30) day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

Section 10.8. Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party shall receive notice of the assertion of a claim, or commencement of an Action, by a Third Party against it (each, a “Third Party Claim”) that may give rise to a claim for indemnification pursuant to this Agreement, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim, which notice shall describe such Third Party Claim in reasonable detail;

provided, however, that the failure to provide such notice as provided in this Section 10.8 shall not release the Indemnifying Party from any of its obligations under this Article X, except to the extent such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) Each Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of each Third Party Claim at its expense and through counsel of its choice that is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of notice from the Indemnified Party in accordance with Section 10.8(a); provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise such Third Party Claim; provided, further, that such Indemnified Party shall not withhold such consent if the settlement or compromise (i) contains no finding or admission of a violation of Applicable Law or a violation of the rights of a Person by the Indemnified Party or any of its Affiliates, (ii) contains no finding or admission that would have an adverse effect on the Indemnified Party or any of its Affiliates as determined by the Indemnified Party in Good Faith, (iii) involves only monetary relief which the Indemnifying Party has agreed to pay and does not contain an injunction or other non-monetary relief affecting the Indemnified Party or any of its Affiliates, and (iv) includes a full, irrevocable unconditional release of the Indemnified Party from such Third Party Claim.

(c) If the Indemnifying Party elects to undertake the defense against a Third Party Claim as provided by Section 10.8(b), the Indemnified Party shall cooperate with the Indemnifying Party with respect to such defense and shall have the right, but not the obligation, to participate in such defense and to employ separate counsel of its choosing at its own expense; provided, however, that such expense shall be the responsibility of the Indemnifying Party if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one counsel for the Indemnified Party in any single jurisdiction), or (ii) the Indemnified Party assumes the defense of the Third Party Claim after the Indemnifying Party has failed, in the reasonable judgment of the Indemnified Party, to diligently defend the Third Party Claim after having elected to assume its defense.

(d) If the Indemnifying Party (i) does not elect to assume the defense in accordance with Section 10.8(b), or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; provided, however, that the Indemnified Party shall not settle or compromise such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. For the avoidance of doubt, the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(e) Subject to Article V, the Indemnified Party and the Indemnifying Party shall reasonably cooperate in the defense of a Third Party Claim including by (i) making available all witnesses, all pertinent records, all materials, and all Information in each other’s possession or under each other’s control relating to the Third Party Claim, (ii) assisting with litigation defense strategy, investigations, discovery preparation, trial preparation, and similar activities with respect to the Third Party Claim, and (iii) using commercially reasonable efforts to avoid taking any action, or omitting to take any action, that would materially and adversely prejudice each other’s defense of, or actual or potential rights of recovery with respect to, the Third Party Claim. The Indemnifying Party shall have no obligation in accordance with this Article X to an Indemnified Party for any Third Party Claim to the extent such Indemnified Party fails to comply with this Section 10.8(e) with respect to the Third Party Claim and such failure shall have materially and adversely prejudiced the Indemnifying Party.

Section 10.9. Remedies Cumulative. The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 10.10. Survival of Indemnities. The rights and obligations of each of SHC and LE and their respective Indemnified Parties hereto under this Article X shall survive (a) the sale or other transfer by any LE Entity or SHC Entity of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving any LE Entity or SHC Entity, subject to the provisions of Section 14.9.

ARTICLE XI.

DISPUTE RESOLUTION

Section 11.1. Disputes. Except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of “Disputes” as that term is defined in the Ancillary Agreements), the procedures for discussion, negotiation and arbitration set forth in this Article XI shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including, all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), between or among any SHC Entity and LE Entity (collectively, “Disputes”).

Section 11.2. Dispute Resolution.

(a) On the Distribution Date, SHC and LE shall form a committee (the “Dispute Resolution Committee”) that will attempt to resolve all Disputes. The Dispute Resolution Committee shall initially consist of four (4) representatives, two (2) of which shall be designated by each party hereto. Only LE’s chief executive officer, chief financial officer, general counsel or chief merchant officer may serve as a LE representative on the Dispute Resolution Committee. Subject to the foregoing sentence, each party hereto may replace one or more of its representatives at any time upon written notice to the other party hereto. A reasonable number of additional representatives of each party who have been involved with matters surrounding the Dispute may also participate in Dispute Resolution Committee meetings, subject to prior written notice being provided to the other party.

(b) If a Dispute arises, no party hereto may take any formal legal action (such as seeking to terminate this Agreement, seeking arbitration in accordance with Section 11.3, or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless such party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the Dispute Resolution Committee and (ii) complied with the terms of this Article XI; provided, however, that the foregoing shall not apply to any Disputes with respect to compliance with obligations with respect to confidentiality or preservation of privilege. The Dispute Resolution Committee shall meet no later than the tenth (10th) Business Day following delivery of the Dispute Notice (the “Dispute Meeting”) and shall attempt to resolve each Dispute that is listed on the Dispute Notice. Each party hereto shall cause its designees on the Dispute Resolution Committee to negotiate in Good Faith to resolve all Disputes in a timely manner. If by the end of the twentieth (20th) Business Day following the Dispute Meeting the Dispute Resolution Committee has not resolved all of the Disputes (the “Resolution Failure Date”), the parties shall proceed to arbitrate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 11.3.

Section 11.3. Arbitration of Unresolved Disputes.

(a) In the event any Dispute is not finally resolved pursuant to Section 11.2(a), and unless the parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as then in effect (the “AAA Commercial Arbitration Rules”).

(b) Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Section 11.2(a), either party may seek any interim or provisional relief that is necessary to protect the rights or property of that party either (i) before any federal or state court located in Cook County, Illinois, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c) Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $3 million; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $3 million or (B) either party elects in writing to have such dispute decided by three (3) arbitrators when one of the parties believes, in its sole judgment, the issue could have significant precedential value; provided, however, that the party that makes a request referred to the in foregoing clause (B) shall solely bear the increased costs and expenses associated with a panel of three (3) arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).

(d) If the arbitration shall be before an arbitral tribunal of three (3) arbitrators, the panel of three (3) arbitrators shall be chosen as follows: (i) upon the written demand of either party and within ten (10) Business Days from the date of receipt of such demand, each party shall name an arbitrator selected by such party in its sole and absolute discretion; and (ii) the two (2) party-appointed arbitrators shall thereafter, within twenty (20) Business Days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either party fails to name an arbitrator within ten (10) Business Days from the date of receipt of a written demand to do so, then upon written application by either party, that arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. In the event that the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within twenty (20) Business Days from the date on which the second of the two (2) arbitrators was named, then upon written application by either party, the third, independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the parties within fifteen (15) Business Days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the parties have agreed upon a single arbitrator, then each party hereto shall have a one-time right during such arbitration to remove such arbitrator for any reason (in which case the parties shall then re-select their arbitrator(s) as provided above).

(e) All arbitrators selected pursuant to this Section shall be practicing attorneys with at least five (5) years’ experience with the technology and/or law applicable to the technology, services or transactions relevant to the Dispute.

(f) The place of arbitration shall be Cook County, Illinois. Along with the arbitrator(s) appointed, the parties shall agree to a mutually convenient date and time to conduct the arbitration, but in no event shall the final hearing(s) be scheduled more than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing.

(g) The arbitral tribunal shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and only to the extent expressly permitted by Section 11.3(m), attorneys’ fees and costs; provided that the arbitral tribunal shall not award any relief not specifically requested by the parties and, in any event, shall not award any damages of the types prohibited under Section 14.1. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 11.3(b), the tribunal may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(h) Neither party shall be bound by Rule 13 of the Federal Rules of Civil Procedure or any analogous Law or provision in the AAA Commercial Arbitration Rules governing deadlines for compulsory counterclaims; rather, each party may only bring a counterclaim within sixty (60) days after the initial submission of the Dispute to arbitration (subject to any applicable statutes of limitation).

(i) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 11.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(j) The interim or final award in an arbitration pursuant to this Section 11.3 shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(k) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 11.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(l) The parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with the laws of the State of Illinois, as provided in Section 14.11, and, except as otherwise provided in this Article XI or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 11.3.

(m) Subject to Section 11.3(c)(ii)(B), each party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), if it finds that there was no good-faith basis for the position taken by the other party in the arbitration.

Section 11.4. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties hereto shall continue to provide undisputed services and honor all other undisputed commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XI.

ARTICLE XII.

FURTHER ASSURANCES

Section 12.1. Further Assurances.

(a) The parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement, whether before or after the Effective Time.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each party hereto shall reasonably cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including, instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all necessary Consents and Governmental Approvals, including, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby and thereby.

(c) SHC will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth in this Agreement or any of the Ancillary Agreements to be performed by any SHC Entity. LE will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth in this Agreement or any of the Ancillary Agreements to be performed by any LE Entity.

ARTICLE XIII.

AMENDMENT AND TERMINATION

Section 13.1. Sole Discretion of SHC. Notwithstanding any other provision of this Agreement or any Ancillary Agreement, until the Effective Time, SHC shall have the sole and absolute discretion:

(a) to determine whether to proceed with all or any part of the Separation, and to determine the timing of and any and all conditions to the completion of the Separation or any part thereof or of any other transaction contemplated by this Agreement; and

(b) to amend or otherwise change, delete or supplement, from time to time, any term or element of the Separation or any other transaction contemplated by this Agreement or any Ancillary Agreement; provided that SHC shall consult with LE, to the extent practicable, prior to implementing any such amendment, change, deletion or supplement.

Section 13.2. Amendment and Termination. This Agreement and the Ancillary Agreements may be amended, supplemented, terminated and the transactions contemplated hereby may be modified or abandoned at any time without the approval of LE or of the stockholders of SHC in the sole and absolute discretion of SHC prior to the Effective Time, if the SHC Board determines, in its sole and absolute discretion, that (i) any of the conditions set forth in Section 3.3 have not been satisfied, (ii) the Distribution is not in the best interest of SHC or its stockholders, or (iii) that market or other conditions are such that it is not advisable to consummate the Distribution. In the event of a termination in accordance with the foregoing, this Agreement shall forthwith become void and there shall be no Liability on the part of either party hereto; provided, however, such termination shall have no effect on any transactions effected prior to such termination pursuant to Article II and the Implementation Documents in connection therewith shall remain in full force and effect in accordance with the terms thereof. After the Effective Time, this Agreement may not be amended, supplemented or terminated except by an agreement in writing signed by the parties hereto; provided, further, that SHC shall consult with LE, to the extent practicable, prior to implementing any amendment, change, deletion or supplement of this Agreement or any Ancillary Agreement.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1. Limitation of Liability.

(a) IN NO EVENT SHALL ANY SHC ENTITY OR LE ENTITY BE LIABLE TO ANY LE ENTITY OR SHC ENTITY, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT AN INDEMNIFYING PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO ANY LIABILITY ANY INDEMNIFIED PARTY MAY HAVE TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, EXCEPT AS OTHERWISE PROVIDED IN THE ANCILLARY AGREEMENTS.

(b) Neither party hereto nor any member of its Group shall have any Liability to the other party’s Group in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither party hereto nor any member of its Group shall have any Liability to the other party’s Group if any Information is destroyed after reasonable best efforts by the Person from whom Information is requested, to comply with the provisions of Section 5.3.

Section 14.2. Expenses.

(a) Expenses Incurred on or Prior to the Effective Time. Except (i) as otherwise expressly set forth in this Agreement or any Ancillary Agreement, (ii) costs and expenses incurred in connection with any Joint Litigation Matter, which shall be borne by the party incurring such costs or expenses, (iii) or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution and delivery of this Agreement and any Ancillary Agreement, the Separation, the Registration Statement, the plan of Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby on or prior to the Effective Time, in each case to the extent approved by SHC, shall be charged to and paid by a SHC Entity.

(b) Expenses Incurred or Accrued After the Effective Time. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each party hereto shall bear its own costs and expenses incurred or accrued after the Effective Time; provided that any costs and expenses incurred in obtaining any Consent or novation from a Third Party in connection with the assignment to and assumption by a party or its Subsidiary of any contracts, commitments or understandings in connection with the Separation and the transactions contemplated hereby shall be borne by the party or its Subsidiary to which such contract, commitment or understanding is being assigned.

Section 14.3. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., .pdf file)) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 14.4. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service, as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.4):

If to SHC, to:

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attn.: General Counsel

Facsimile: (847) 286-2471

Email: Dane.Drobny@searshc.com

If to LE, to:

1 Lands’ End Lane

Dodgeville, Wisconsin 53595

Attn.: General Counsel

Facsimile: (608) 935-6550

Email: Karl.Dahlen@landsend.com

Section 14.5. Public Announcements. Following the Effective Time, the parties hereto shall be permitted to make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media unless otherwise prohibited by Applicable Law or applicable stock exchange regulation or the provisions of this Agreement or any Ancillary Agreement; provided, that the parties hereto shall consult with each other prior to issuing, and shall, subject to the requirements of Section 5.5, provide the other party the opportunity to review and comment upon, press releases and other public statements in connection with the Separation, the Distribution or any of the other transactions contemplated hereby or by any Ancillary Agreement and prior to making any filings with any Governmental Authority or national securities exchange with respect thereto.

Notwithstanding the foregoing, except as may be required by federal or state law including any SEC rules and regulations or the rules and regulations of any securities exchange or any inter-dealer quotation system, neither party shall (i) issue any publicity or press release regarding its relationship with the other party or the LE Shops program except as mutually agreed, or (ii) disclose or refer to any Ancillary Agreement, the LE Shops program or the other party in any prospectus, annual report or other filing, without the prior consent of the other party. Neither party shall refer to this Agreement, the LE Shops program or the other party in the solicitation of business without obtaining the other party’s prior written approval.

Section 14.6. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with, and possibly under, Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

Section 14.7. Entire Agreement. This Agreement and the Ancillary Agreements, including the exhibits, schedules and appendices thereto and together with all the agreements contemplated hereby and thereby (including the Implementation Documents), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

Section 14.8. Amendment; No Waiver. The terms, covenants and conditions of this Agreement may be amended, modified or waived only by a written instrument signed by the parties hereto, or in the event of a waiver, by the party waiving such compliance. Any party’s failure at any time to require performance of any provision will not affect that party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

Section 14.9. Assignment; Stockholding Change. LE may not assign its rights or obligations under this Agreement without the prior written consent of SHC, which may be withheld in SHC’s absolute discretion. The rights of the LE Entities under this Agreement shall terminate and be of no further force and effect from and after the date on which any Stockholding Change not specifically approved in writing by SHC shall have occurred (it being understood that the LE Entities’ obligations hereunder shall survive any such Stockholding Change and termination of the LE Entities’ rights). SHC may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of LE; provided that any such assignment will not relieve SHC of its obligations hereunder. This Agreement will be binding on, and will inure to the benefit of, the successors and assigns of the Parties.

Section 14.10. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any SHC Indemnified Party or LE Indemnified Party in their respective capacities as such and members of each party’s Group, (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any other Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 14.11. Governing Law; Jurisdiction.

This Agreement (and all claims, controversies or causes of action, whether in contract, tort or otherwise, that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim, controversy or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement)) shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without regard to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. Each of the parties hereto irrevocably agrees that all proceedings arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought, heard and determined exclusively in any federal or state court sitting in Cook County, Illinois. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in Cook County, Illinois for the purpose of any proceeding arising out of or relating to this Agreement or the rights and obligations arising hereunder brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, in any such proceeding, any claim that it or its property is not subject personally to the jurisdiction of the above-named courts, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement, the Distribution or any of the other transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 14.4.

Section 14.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.12.

Section 14.13. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14.14. Interpretation. In this Agreement:

(a) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,”

(b) “or” is disjunctive but not necessarily exclusive,

(c) “will” expresses an imperative, an obligation, and a requirement,

(d) numbered “Section” references refer to sections of this Agreement unless otherwise specified,

(e) section headings are for convenience only and will have no interpretive value,

(f) unless otherwise indicated all references to a number of days will mean calendar (and not business) days and all references to months or years will mean calendar months or years,

(g) references to $ or Dollars will mean U.S. Dollars, and

(h) hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 14.15. Fair Construction. This Agreement will be deemed to be the joint work product of the parties hereto without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting party will not be applicable.

Section 14.16. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party shall not oppose the granting of such relief. The parties hereto agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 14.17. Good Faith. SHC and LE each will exercise Good Faith in the performance of its obligations under this Agreement.

Section 14.18. Force Majeure. Neither party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the party affected thereby gives the other party prompt written notice of the occurrence of any event which is likely to cause any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

Section 14.19. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by one party to the other under this Agreement shall be paid or reimbursed hereunder within fifteen (15) days after presentation of an invoice or a written demand therefor. Upon LE’s request, SHC shall provide LE with reasonable documentation or other reasonable explanation supporting such amount to the extent such Information is then readily available to SHC.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within fifteen (15) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the prime rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 14.20. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and the Liabilities for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect.

Section 14.21. Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the SHC Board.

Section 14.22. No Agency. Nothing in this Agreement shall or shall be construed to create or establish a relationship of agency, partnership, employer/employee or any other fiduciary relationship between any SHC Entity and any LE Entity, and it is the intent and desire of the parties hereto that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:
Name:	[—]
Title:	[—]

LANDS’ END, INC.

By:
Name:	[—]
Title:	[—]

[Signature Page to Separation and Distribution Agreement]

Schedule A

LE Assets

All Assets relating, arising out of or attributable to the Actions listed on Schedule B under Lands’ End, Inc. v. City of Dodgeville.

Schedule B

LE Liabilities

Lands’ End, Inc. v. City of Dodgeville	WI	Wisconsin Circuit Court - Iowa County	Lands’ End has filed a series of state court actions seeking refunds as a result of City of Dodgeville’s property tax assessment for the main Lands’ End facility for tax years 2005-2010, inclusive.

Schedule C

SHC Assets

Assets of SHC Promotions, LLC, including those related to SHC-Branded Gift Cards, but excluding assets related to LE-Branded Gift Cards sold after the Effective Time.

All Information relating to the Shop Your Way program and its members

All Assets relating, arising out of or attributable to the Actions listed on Schedule D, in each case with respect to actions or omissions occurring, or causes of action accrued, prior to the Effective Time.

Schedule D

SHC Litigation Matters

Sears v. Marsh & McClennan Companies, Inc. et al. and any Action in which any SHC Entity or LE Entity is a plaintiff that is filed after the Effective Time and relates to the subject matter thereof (for example, an Action commenced by any SHC Entity after such SHC Entity has opted out of a class action and determined to prosecute a claim outside of the class)	NJ	District of New Jersey	On behalf of Lands’ End, SHC sued Marsh and Aon alleging fraud in connection with the defendants’ practice of accepting contingent commissions procured through insurance bid-rigging.

In re Payment Card Interchange Fee and Merchant Discount Antitrust Litig. and any Action in which any SHC Entity or LE Entity is a plaintiff that is filed after the Effective Time and relates to the subject matter thereof (for example, an Action commenced by any SHC Entity after such SHC Entity has opted out of a class action and determined to prosecute a claim outside of the class)	NY	Eastern District of New York	On behalf of Lands’ End, SHC opted out of a proposed settlement of a nationwide class action regarding credit and debit interchange fees. SHC has not yet filed a claim on behalf of Lands’ End.